Exhibit 10.9.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of June 21, 2012

among

AIRCELL BUSINESS AVIATION SERVICES LLC,

GOGO LLC and

GOGO INTERMEDIATE HOLDINGS LLC,

as Borrowers

The Several Lenders

from Time to Time Parties Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC. and J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

5.8	Ownership of Property; Liens	49
5.9	Intellectual Property	49
5.10	Taxes	50
5.11	Federal Regulations	50
5.12	Labor Matters	50
5.13	ERISA	50
5.14	Investment Company Act; Other Regulations	51
5.15	Subsidiaries	51
5.16	Use of Proceeds	51
5.17	Environmental Matters	52
5.18	Accuracy of Information, etc.	52
5.19	Security Documents	53
5.20	Solvency	54
5.21	Anti-Terrorism Laws	54
5.22	Real Property Leases	54
5.23	Governmental Authorizations and FAA Matters; Communications Law Compliance	55
5.24	Insurance	56
5.25	FCPA	56

Section 6. CONDITIONS PRECEDENT		57

6.1	Conditions to Extension of Credit	57

Section 7. AFFIRMATIVE COVENANTS		59

7.1	Financial Statements	60
7.2	Certificates; Other Information	61
7.3	Payment of Obligations and Taxes	64
7.4	Maintenance of Existence; Compliance	64
7.5	Maintenance of Property; Insurance	64
7.6	Inspection of Property; Books and Records; Discussions	64
7.7	Notices	65
7.8	Environmental Laws	65
7.9	Additional Collateral, etc	66
7.10	Further Assurances	68
7.11	Quarterly Conference Calls	68
7.12	Use of Proceeds	68
7.13	Post Closing Covenants.	69
7.14	Minimum Cash Balances	69
7.15	Co-Mingling of Cash	69

Section 8. NEGATIVE COVENANTS		70

8.1	Issuance of Preferred Stock	70
8.2	Indebtedness	70
8.3	Liens	72

8.4	Fundamental Changes	75
8.5	Disposition of Property	76
8.6	Restricted Payments	77
8.7	Capital Expenditures	78
8.8	Investments	79
8.9	Optional Payments and Modifications of Certain Debt Instruments and Material Agreements	81
8.10	Transactions with Affiliates	82
8.11	Sales and Leasebacks	82
8.12	Hedge Agreements	83
8.13	Changes in Fiscal Periods	83
8.14	Negative Pledge Clauses	83
8.15	Clauses Restricting Subsidiary Distributions	84
8.16	Lines of Business	84
8.17	Business of Holdings	84
8.18	Business of Bidco	85

Section 9. EVENTS OF DEFAULT		85

9.1	Events of Default	85

Section 10. THE AGENTS		89

10.1	Appointment	89
10.2	Delegation of Duties	89
10.3	Exculpatory Provisions	89
10.4	Reliance by Agents	90
10.5	Notice of Default	91
10.6	Non-Reliance on Agents and Other Lenders	91
10.7	Indemnification	92
10.8	Agent in Its Individual Capacity	92
10.9	Successor Agents	92
10.10	Agents Generally	93
10.11	Lead Arrangers	93
10.12	Insolvency or Liquidation Proceedings	93
10.13	Withholding Tax	93
10.14	Cash Management Banks and Qualified Counterparties	94

Section 11. MISCELLANEOUS		94

11.1	Amendments and Waivers	94
11.2	Notices; Electronic Communications	97
11.3	No Waiver; Cumulative Remedies	99
11.4	Survival of Representations and Warranties	99
11.5	Indemnification; Expenses	99
11.6	Successors and Assigns; Participations and Assignments	100
11.7	Sharing of Payments; Set-off	105

11.8	Counterparts	105
11.9	Severability	105
11.10	Integration	106
11.11	GOVERNING LAW	106
11.12	Submission To Jurisdiction; Waivers	106
11.13	No Fiduciary Duty	107
11.14	Releases of Guarantees and Liens	107
11.15	Confidentiality	108
11.16	WAIVERS OF JURY TRIAL	108
11.17	Patriot Act Notice	109
11.18	No Third Party Beneficiaries	109
11.19	Communications Law Matters	109
11.20	Joint and Several Liability	109
11.21	Obligations Unconditional	110
11.22	Obligations Joint and Several	112
11.23	Application of Proceeds	112

SCHEDULES:

1.1(a)	Commitments
1.1(b)	Subsidiary Guarantors
1.1(c)	Disqualified Lenders
5.4	Consents, Authorizations, Filings and Notices
5.8	Properties
5.9	Certain Intellectual Property Matters
5.15	Subsidiaries
5.17(d)	Environmental Litigation
5.17(e)	Environmental Liabilities
5.19(a)	Filing Jurisdictions
5.19(c)	Mortgage Filing Offices
5.22	Real Property Leases
5.23(b)	Communications Licenses
5.23(f)	FCC Proceedings
5.24	Insurance
7.13(b)	Control Agreements
8.2	Existing Indebtedness
8.3	Existing Liens
8.5	Permitted Sale Leasebacks
8.8	Existing Investments
8.10	Affiliate Transactions
8.14	Negative Pledge Clauses

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D	Form of Exemption Certificate
E	Form of Note
F	Form of Closing Date Certificate
G	Form of Perfection Certificate
H	Form of Intercompany Note
I	Form of Solvency Certificate
J	Form of Mortgage

v

CREDIT AGREEMENT, dated as of June 21, 2012, among AIRCELL BUSINESS AVIATION SERVICES LLC, a Delaware limited liability company (“BA”), GOGO LLC, a Delaware limited liability company (“CA”), GOGO INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of Loans on the Closing Date, in an aggregate principal amount not in excess of $135,000,000;

WHEREAS, the Loans shall be borrowed by BA, which shall use the proceeds of the Loans solely (a) to further distribute such proceeds to the other Borrowers (via intercompany loans or via dividends to Holdings for investment in Subsidiaries of Holdings or via a combination thereof) for general corporate purposes, including Investments to the extent permitted by Section 8.8 and Restricted Payments to the extent permitted by Section 8.6, (b) for general corporate purposes and (c) to pay fees and expenses incurred in connection with the Transactions; and

WHEREAS, the Lenders are willing to make available the Loans for such purposes on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”: as defined in Section 8.2(i).

“Additional Extensions of Credit”: as defined in Section 11.1.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Agent Parties”: the Administrative Agent or any of its Affiliates or any of their respective officer, directors, employees, agents, advisors or representatives.

“Affected Lender”: as defined in Section 4.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Related Parties”: the Administrative Agent, the Collateral Agent and any of their respective Affiliates, officers, directors, employees, agents, advisors or representatives.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Agreement Value”: for each Hedge Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers or any of their respective Subsidiaries would be required to pay if such Hedge Agreement were terminated on such date.

“Anti-Terrorism Laws”: Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) and any similar laws relating to terrorism.

“Applicable Margin”: for any day (a) with respect to any LIBOR Loan, 9.75% per annum and (b) with respect to any Base Rate Loan, 8.75% per annum.

“Applicable Premium”: (a) with respect to any Loans on any date of prepayment pursuant to Section 4.1, purchase pursuant to Section 4.13(b), automatic acceleration of the Loans pursuant to Section 9 or declaration by the Administrative Agent of the Loans to be due and payable pursuant to Section 9, in each case on or prior to the Make-Whole Termination Date, the sum of (i) 3.0% of the principal amount so prepaid, purchased, automatically accelerated or declared and (ii) the present value at such date of all required interest payments due on such Loans from the date of prepayment, purchase, automatic acceleration or declaration through and including the Make-Whole Termination Date (excluding accrued but unpaid interest as of the date of prepayment or purchase), assuming that all such interest accrues at the Base Rate in effect as of the first Business Day prior to the date of such prepayment, purchase, automatic acceleration or declaration plus the Applicable Margin, discounted to the date of prepayment, purchase, automatic acceleration or declaration at a rate equal to the Treasury Rate as of such date of prepayment, purchase, automatic acceleration or declaration plus 0.50%, or (b) with respect to any Loans on any date of prepayment pursuant to Section 4.1, purchase pursuant to Section 4.13(b), automatic acceleration of the Loans pursuant to Section 9 or declaration by the Administrative Agent of the Loans to be due and payable pursuant to Section 9, in each case after the Make-Whole Termination Date but prior to the third anniversary of the Closing Date, 3.0% of the principal amount so prepaid, purchased, automatically accelerated or declared.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit, in the ordinary course and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of the Borrowers (excluding in any case any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (l), (n) or (o) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment Effective Date”: as defined in Section 11.6(b).

“Available Basket Amount”: at any date of determination, the sum, without duplication, of (a) $145,000,000, plus (b) an amount equal to the sum of the Builder Amounts for each fiscal quarter of BA ending after the Closing Date for which financial statements required to be delivered pursuant to Section 7.1(a) or Section 7.1(b), and the related certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent, plus (c) commencing on the Closing Date through and including such date of determination, the amount of any capital contributions by Holdings to BA or net cash proceeds from any issuance of Qualified Capital Stock of BA to Holdings and not previously applied for a purpose other than use in the Available Basket Amount, plus (d) commencing on the Closing Date through and including such date of determination, the amount of any Retained Amounts pursuant to Section 4.2(e), minus (e) the aggregate amount of any Investments made pursuant to Section 8.8(n), any Restricted Payments made pursuant to Section 8.6(d) and any Capital Expenditures made pursuant to the final paragraph of Section 8.7 during the period commencing on the Closing Date through and including such date of determination (for purposes of this clause (e), without taking into account the intended usage of the Available Basket Amount on such date of determination).

“BA”: as defined in the preamble to this Agreement.

“BA Loan Party”: BA and any of its Subsidiaries that is a Subsidiary Guarantor.

“Base Rate”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate, (b)  1/2 of 1% per annum above the Federal Funds Effective Rate, (c) the LIBO Rate for an Interest Period of one month plus 1.00% and (d) 2.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal

Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in such prime rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in such prime rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Bidco”: AC BidCo LLC, a Delaware limited liability company.

“Blocked Person”: as defined in Section 5.21(b).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials”: as defined in Section 11.2.

“Borrowers”: as defined in the preamble to this Agreement.

“Budget Year”: as defined in Section 7.2(b).

“Builder Amount”: with respect to each fiscal quarter of BA ending after the Closing Date for which financial statements required to be delivered pursuant to Section 7.1(a) or Section 7.1(b), and the related certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent, an amount (which shall not be less than zero) equal to 50% of Excess Cash Flow for such fiscal quarter; provided, that the Builder Amount with respect to any such fiscal quarter shall be (a) 75% of Excess Cash Flow for such fiscal quarter if the Consolidated Total Leverage Ratio as of the last day of such fiscal quarter is less than 3.25 to 1.0 but greater than or equal to 2.0 to 1.0 or (b) 100% of Excess Cash Flow for such fiscal quarter if the Consolidated Total Leverage Ratio as of the last day of such fiscal quarter is less than 2.0 to 1.0.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CA”: as defined in the preamble to this Agreement.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for maintenance, the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, additions to equipment (including replacements, capitalized repairs and improvements during such period) and purchases of ground rights, in each case, which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that “Capital Expenditures” shall not include (i) any such expenditures in respect of assets that constitute a Permitted Acquisition, (ii) subject to the terms of Section 4.2(c), expenditures of Net Cash Proceeds arising from a Recovery Event, (iii) the purchase price of equipment that is purchased during such period to the extent the consideration therefor consists of (x) existing equipment traded in at the time of such purchase or (y) the proceeds of a concurrent sale of existing equipment, in each case in the ordinary course of business, (iv) expenditures that are accounted for as capital expenditures by BA or any Subsidiary of BA and that actually are paid for by a Person other than BA or any Subsidiary of BA and for which neither BA nor any Subsidiary of BA has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) and (v) interest capitalized during such period.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock (including, for the avoidance of doubt, common stock and preferred stock) of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank”: with respect to any Cash Management Agreement, any counterparty thereto that (a) at the time such Cash Management Agreement was entered into, was a Lead Arranger, an Agent, a Lender or an Affiliate of any of the foregoing or (b) is designated in writing by Holdings and such counterparty to the Administrative Agent as a Cash Management Bank.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 4.9, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: (a) prior to a Qualified Public Offering, the Permitted Investors failing to own, directly or indirectly, beneficially and of record, shares representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, owning, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent, (c) a majority of the seats (other than vacant seats) on the board of directors of Parent or any Borrower being occupied by persons who were neither (i) nominated by the board of directors of Parent or such Borrower, as applicable, nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Parent or any Borrower or any Subsidiary of any Borrower occurring under and as defined in any indenture or agreement in respect of Material Indebtedness to which Parent or any Borrower or any Subsidiary of any Borrower is a party, (e) Parent ceasing to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of Holdings, (f) Holdings ceasing to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of BA, (g) Holdings ceasing to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of Bidco or (h) Holdings ceasing to directly own, beneficially and of record, 100% of the issued and outstanding Capital Stock of CA.

“Closing Date”: June 21, 2012.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $135,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 11.2.

“Communications Act”: the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations of the FCC or any other similar or successor agency thereunder.

“Communications Laws”: all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by a Governmental Authority (including the FCC) relating in any way to the use of radiofrequency spectrum or the offering or provision of video, communications, telecommunications or information services (including the Communications Act).

“Communications License”: any Governmental Authorization granted by the FCC pursuant to the Communications Act, or by any other Governmental Authority pursuant to Communications Laws, to a Borrower or any other Group Member or assigned or transferred to a Borrower or any other Group Member pursuant to Communications Laws, including the Communications Licenses listed on Schedule 5.23(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum of BA dated May 2012 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of BA and BA’s Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of BA and BA’s Subsidiaries at such date, but excluding the current portion of any Funded Debt of BA and BA’s Subsidiaries.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (a) income tax expense for such period, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) for such period, (c) depreciation and amortization expense for such period, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs for such period, (e) any extraordinary charges or losses determined in accordance with GAAP for such period, (f) non-cash compensation expenses for such period, (g) any non-recurring cash fees, charges and expenses incurred by BA and its Subsidiaries in connection with the Transactions during such period, (h) any non-recurring cash fees, charges and expenses related to any Qualified Public Offering, Investment, repayment, refinancing, amendment or other modification of, issuance or incurrence of Indebtedness, Disposition or issuance of Capital Stock permitted by this Agreement (whether or not consummated or incurred), (i) all deferred financing costs written off and premiums paid in connection with any early extinguishment of obligations under Hedge Agreements or other derivative instruments, (j) the amount of any restructuring, transition and management charges accrued during such period, including charges to establish accruals and reserves or to make payments associated exclusively with the reassessment or realignment of the business and operations of BA and its Subsidiaries, including, without limitation, severance, asset writedowns or asset disposals (including leased facilities), writedowns for purchase and operating lease commitments, writedowns for excess, obsolete or unbalanced inventories, and relocation costs, including costs of moving and relocating personnel; provided, that the amount of charges added pursuant to this clause (j) shall not exceed $5,000,000 in any four consecutive fiscal quarter period, (k) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, (l) expenses resulting from liability or casualty events and (m) any other non-cash charges, non-cash expenses or non-cash losses of the BA or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, without duplication, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income for such period, (ii) any extraordinary income or gains determined in accordance with GAAP for such period and (iii) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (m) above) for such period, all as determined on a consolidated basis.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of BA and BA’s Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, to the extent otherwise included therein, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of BA or is merged into or consolidated with the BA or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of BA) in which BA or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by BA or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of BA to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document), its Organizational Documents or Requirement of Law applicable to such Subsidiary, (d) any income (or loss) attributable to Dispositions out of the ordinary course of business, (e) any income (or loss) attributable to the early extinguishment or retirement of Indebtedness or obligations under Hedge Agreements, (f) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income and (g) any interest income (or expense) from Investments in (or Indebtedness owed to) any Group Member, except to the extent that any such income is received (or expense is paid) in cash. There shall be excluded from Consolidated Net Income (i) for any period, the purchase accounting effects of adjustments to assets or liabilities as a result of any Permitted Acquisitions or the amortization or write-off of any amounts thereof and (ii) for any period, any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets acquired pursuant to a Permitted Acquisition.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of BA and BA’s Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: on any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: at any time, a Lender as to which the Administrative Agent has notified Holdings that a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to the applicable Defaulting Lender and each other Lender a copy of any notice to Holdings with respect to such Defaulting Lender provided for in this definition.

“Designation Date”: as defined in Section 3.3(g).

“Discharge of the Obligations”: as defined in the Guarantee and Collateral Agreement.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: any Persons designated in writing by Parent or BA to the Administrative Agent prior to the Closing Date and listed on Schedule 1.1(c).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of a Borrower (a) that is organized under the laws of any state within the United States or the District of Columbia and (b) that is not a FSHCO.

“Earn-Out Obligations”: those certain obligations of any Borrower or any Subsidiary Guarantor arising in connection with any acquisition of assets or businesses permitted under Section 8.8 to the seller of such assets or businesses the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith and that are subordinated to the payment in full in cash of the Obligations; provided, that all Earn-Out Obligations will be in form reasonably satisfactory to the Administrative Agent solely as to (i) the subordination provisions thereof (or be issued subject to a subordination agreement satisfactory to the Administrative Agent) and (ii) the provisions restricting any amendment or modification thereof without the prior written consent of the Administrative Agent.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of BA ending on or after December 31, 2013, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.0 but greater than or equal to 2.0 to 1.0 and (b) 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0.

“Eligible Assignee”: any Person other than a Disqualified Lender or a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course; provided that notwithstanding anything herein to the contrary, “Eligible Assignee” shall not include any Borrower or any of their respective Affiliates.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal period of BA, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal period, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal period, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by BA and its Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by BA and its Subsidiaries in cash during such fiscal period on account of Capital Expenditures and Permitted Acquisitions (excluding (x) the principal amount of Indebtedness issued or incurred or the proceeds of Capital Stock issued or sold, in each case, by BA or its Subsidiaries to finance such expenditures (but including repayments of any such Indebtedness incurred during such fiscal period or any prior fiscal period to the extent such repaid amounts may not be reborrowed) and (y) any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or from the Available Basket Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of BA and its Subsidiaries made by BA or its Subsidiaries in cash during such fiscal period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) (including (A) the principal component of payments in respect of Capital Lease Obligations and (B) the amount of any repayment of Loans pursuant to Section 2.3), excluding the principal amount of Indebtedness issued or incurred or the proceeds of Capital Stock issued or sold, in each case, by BA or its Subsidiaries to finance such principal payments (but including repayments of any such Indebtedness incurred during such fiscal period or any prior fiscal period to the extent such repaid amounts may not be reborrowed), (iv) increases in Consolidated Working Capital for such fiscal period, (v) the aggregate net amount of non-cash gain on the Disposition of Property by BA and its Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) the amount of Investments actually made by BA and its Subsidiaries in cash during such period permitted by Section 8.8 (p)(ii), except to the extent that such Investments were financed with the proceeds of any issuance or sale of Capital Stock of BA or its Subsidiaries, with the proceeds of any Indebtedness of BA or its Subsidiaries or with the proceeds of any Reinvestment Deferred Amount and (vii) the amount (without duplication) of Restricted Payments paid in cash (or Investments made in cash) to Parent or Holdings during such period pursuant to Section 8.6(c) (or pursuant to Section 8.8(s)) by BA or any of its Subsidiaries on account of Taxes that are attributable to BA and its Subsidiaries, except to the extent such Restricted Payments were financed with the proceeds of any issuance or sale of Capital Stock of BA or its Subsidiaries, with the proceeds of any Indebtedness of BA or its Subsidiaries or with the proceeds of any Reinvestment Deferred Amount.

“Excess Cash Flow Application Date”: as defined in Section 4.2(a).

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Excluded Subsidiary”: (a) any Foreign Subsidiary and (b) any Subsidiary of Holdings that (x) is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary of Holdings, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing or granting Liens to secure the Obligations or (y) could guarantee or grant Liens to secure the Obligations, as applicable, only upon receipt of a Governmental Authorization unless such Governmental Authorization has been received.

“Extended Loans” as defined in Section 3.3.

“Extending Lender” as defined in Section 3.3.

“Extension” as defined in Section 3.3.

“Extension Offer” as defined in Section 3.3.

“FAA”: the Federal Aviation Administration, and any successor agency of the United States Government exercising substantially equivalent powers.

“Facility”: the Commitments and the Loans made thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC”: the Federal Communications Commission, and any successor agency of the United States Government exercising substantially equivalent powers.

“FCC Licenses”: call sign WQFX728 and, once acquired, call sign WQFX729.

“FCPA” the Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Intellectual Property”: shall mean Intellectual Property governed by, or arising or existing under, pursuant to or by virtue of, the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary”: any Subsidiary of any Borrower that is not a Domestic Subsidiary.

“FSHCO”: any Subsidiary of any Borrower described in clause (a) of the definition of Domestic Subsidiary which does not have any material assets other than capital stock (or capital stock and indebtedness) of one or more Subsidiaries of Holdings that are not described in clause (a) of the definition of Domestic Subsidiary, and any other asset (including any intellectual property) incidental thereto.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Holdings and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Authorization”: all authorizations, certificates, consents, decrees, permits, licenses, registrations, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Holdings in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any of the Borrowers or any of their respective Subsidiaries shall be a Hedge Agreement.

“Holdings”: as defined in the preamble to this Agreement.

“Immaterial Subsidiary”: any direct or indirect Subsidiary of a Borrower or group of direct or indirect Subsidiaries of the Borrowers that, individually or in the aggregate, for the twelve month period ending on the last day of the fiscal quarter of the Borrowers most recently ended, had (i) revenues of less than 2.0% of the revenues of the Borrowers and their Subsidiaries and (ii) aggregate assets with a fair market value of less than 2.0% of the fair market value of the total assets of the Borrowers and their Subsidiaries, in each case, on a consolidated basis for such period.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), including, without limitation, Earn-Out Obligations (valued at the maximum possible payment in accordance with the terms of the relevant agreement providing therefor), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock that is not Qualified Capital Stock of such Person, or if higher, the maximum principal amount of Indebtedness that any Capital Stock that is not Qualified Capital Stock of such Person is convertible into, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (i) above, the principal amount of Indebtedness under clause (i) shall be the lesser of (x) the fair market value of the applicable property securing the obligations referred to in clause (i) and (y) the amount of the obligation referred to in clause (i); and for purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall be the Agreement Value of such Hedge Agreement.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency or Liquidation Proceeding”: (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code, state bankruptcy law or similar law with respect to any Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any of the foregoing expressly permitted under the covenants contained in the Loan Documents); or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreements”: the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement (each as defined in the Guarantee and Collateral Agreement).

“Intercompany Lease Agreement”: the Spectrum Manager Lease Agreement dated as of the Closing Date among Bidco, CA and BA.

“Intercompany Note”: the Intercompany Note to be executed and delivered by each Group Member, substantially in the form of Exhibit H.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six (or (if available to all Lenders) nine or twelve) months thereafter, as selected by BA in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six (or (if available to all Lenders) nine or twelve) months thereafter, as selected by BA by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) BA may not select an Interest Period that would extend beyond the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) BA shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such Loan on any day other than the last day of an Interest Period.

“Investments”: as defined in Section 8.8.

“Lead Arrangers”: Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint bookrunners for the Facility.

“Lease”: any lease, sublease or sub-sublease, letting, license, concession, easement, right of way or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any real property, and every modification, amendment, guaranty or other agreement relating thereto.

“Lease and Services Documents”: the Intercompany Lease Agreement and the Services Agreement.

“Lender Insolvency Event”: (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or its Parent Company by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders”: as defined in the preamble to this Agreement.

“LIBO Base Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such service), the “LIBO Base Rate” shall be determined by reference to such other comparable publicly available service for displaying LIBO rates as may be selected by the Administrative Agent or, in the absence of such availability, the arithmetic mean of the rates (rounded upward to the nearest 1/100th of 1%) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two Business Days before the first day of such Interest Period for Dollar deposits of a duration equal to the duration of such Interest Period.

“LIBO Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day equal to the greater of (a) 1.50% and (b) an amount determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBO Base Rate
1.00—Eurocurrency Reserve Requirements

“LIBOR Loans”: Loans the rate of interest applicable to which is based upon the LIBO Rate.

“LIBOR Tranche”: the collective reference to LIBOR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Lien”: any mortgage, pledge, hypothecation, assignment for collateral security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: cash and Cash Equivalents held by the Borrowers and their respective Subsidiaries (taken as a whole).

“Loan”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Party”: each Group Member that is a party to a Loan Document.

“Make-Whole Termination Date”: the day immediately prior to the second anniversary of the Closing Date.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all of the voting Capital Stock of a Person and (b) involves the payment of consideration by BA and its Subsidiaries in excess of $10,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or results of operations of the Borrowers and their respective Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder, taken as a whole, or (c) the validity, perfection or priority of the Collateral Agent’s Liens upon a material portion of the Collateral.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to BA and its Subsidiaries in excess of $10,000,000.

“Material Indebtedness”: Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrowers or any of their respective Subsidiaries or, for purposes of a Change of Control, Parent, in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedge Agreement at any time shall be the Agreement Value of such Hedge Agreement at such time.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, radioactive materials, and toxic mold.

“Maturity Date”: June 21, 2017.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: any mortgages, deeds of trust, deeds to secure debt, assignment of leases and rents or other security document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit J.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but, in each case, only as and when received) of such Asset Sale or Recovery Event, net of, without duplication, (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) any reserve in accordance with GAAP in respect of (x) the sale price of such asset or assets and (y) any liabilities associated with such asset or assets and retained by the Borrowers or any of their respective Subsidiaries after such Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds if not utilized to pay such costs), (iv) the Borrowers’ reasonable estimate of payments required to be made with respect to liabilities relating to any asset that is the subject of an Asset Sale (and not assumed by the buyer of such asset) within one year after such Asset Sale (it being understood and agreed that “Net Cash Proceeds” shall include an amount equal to any estimated liabilities described in this clause (iv) that have not been satisfied in cash within 365 days after such Asset Sale) and (v) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from such incurrence or issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-BA Loan Party”: any Loan Party that is not a BA Loan Party.

“Non-Consenting Lenders”: in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders or all directly affected Lenders where the consent of the Required Lenders is obtained, the Lenders whose consent is required but not obtained.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-Extending Lender”: as defined in Section 3.3(f).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency or Liquidation Proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreements, any Qualified Counterparty or Cash Management Bank, as applicable), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, Applicable Premium, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, that any release of Collateral or Guarantors effected in the manner permitted by the Loan Documents shall not require the consent of Qualified Counterparties under Specified Hedge Agreements or Cash Management Banks under Specified Cash Management Agreements.

“OFAC”: as defined in Section 5.21.

“Organizational Documents”: as to any Person, the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp, court or documentary, recording, filing Taxes or any other similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: Gogo Inc., a Delaware corporation.

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by Parent or Holdings in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrowers or any their respective Subsidiaries, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by Parent or Holdings in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrowers or any their respective Subsidiaries, (iii) indemnification obligations of Parent or Holdings owing to directors, members, officers, employees or other Persons under its Organizational Documents or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of Parent or Holdings incurred in the ordinary course of business, and (v) fees and expenses incurred by Parent or Holdings in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are received by or contributed or loaned to the Borrowers or any their respective Subsidiaries, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as Parent or Holdings shall cause the amount of such expenses to be repaid to the relevant Borrower or the relevant Subsidiary of the Borrowers out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Perfection Certificate”: the Perfection Certificate substantially in the form of Exhibit G.

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, that (a) immediately prior to, and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Borrower or a Subsidiary Guarantor, and the applicable Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Borrower, each of the actions set forth in Sections 7.09 and 7.10, as applicable; (d) on a Pro Forma Basis after giving effect to such acquisition (and any related incurrence of Indebtedness, if applicable), the Consolidated Total Leverage Ratio, as of the last day of the most recently ended four consecutive fiscal quarter period for which the financial statements required to be delivered pursuant to Section 7.1(a) or 7.1(b), and the related certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent, would not be greater than 3.75:1.00; (e) immediately prior to, and after giving effect thereto, the Borrowers and their respective Subsidiaries shall have Liquidity of at least $10,000,000; (f) if the total consideration paid in connection with such Permitted Acquisition (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by any Borrower or any of their respective Subsidiaries following such acquisition) exceeds $2,500,000, Holdings shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition a certificate (with reasonably detailed backup calculations) evidencing compliance with the requirements of clauses (d) and (e) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information reasonably required to demonstrate compliance with clauses (d) and (e) above; (g) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrowers and/or their respective Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition; and (h) the total consideration paid in connection with all Permitted Acquisitions (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by a Borrower or any of its Subsidiaries in connection with such acquisitions) shall not exceed (1) in the case of consideration in the form of cash (other than proceeds described in clause (2)) or the proceeds of Indebtedness, $75,000,000 and (2) in the case of consideration in the form of Capital Stock or the proceeds of Capital Stock, $200,000,000, in each case, from the date of this Agreement.

“Permitted Investors”: the collective reference to Ronald T. LeMay, Michael Small, the Thorne Entities, the Townsend Affiliates and Ripplewood Holdings.

“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) other than with respect to a Permitted Refinancing in respect of Capital Lease Obligations, the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and (f) no material terms (other than interest rate) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders (in the commercially reasonable determination of BA) than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 11.2.

“Pledged Company”: any Subsidiary of any Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Pro Forma Adjustment”: for any period that includes any Specified Transaction, the pro forma increase or decrease in Consolidated EBITDA projected by BA in good faith as a result of (a) actions taken, prior to or during such period, for the purposes of realizing reasonably identifiable and quantifiable cost savings as a result of such actions, or (b) any additional costs incurred prior to or during such period in connection with any combination of the operations of any acquired entity with the operations of BA and its Subsidiaries; provided that (A) so long as such actions are taken prior to or during such period or such costs are incurred prior to or during such period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, (B) such amounts are reasonably identifiable and factually supportable in the good faith judgment of BA, (C) such amounts and the calculations thereof are set forth in reasonable detail in a certificate signed by a Responsible Officer of BA certifying the foregoing, (D) not more than 10% of Consolidated EBITDA shall be attributable to all Pro Forma Adjustments for any period after giving effect thereto, (E) such actions are taken and the cost savings associated therewith must occur or be realized within twelve months after the date of such Specified Transaction and (F) any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included or added back pursuant to the definition of Consolidated EBITDA for such period.

“Pro Forma Basis”: with respect to the satisfaction of any ratio hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such ratio; provided that, the foregoing pro forma adjustments may be applied to any such ratio solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on BA or any of its Subsidiaries and (z) reasonably identifiable and factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of 12 months).

“Pro Forma Financial Statement”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(b).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender”: as defined in Section 11.2.

“Qualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the one hundred eighty-first day following the Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 on or prior to the date of issuance of such Capital Stock), or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Capital Stock referred to in clause (i) above, in each case, at any time on or after the one hundred eighty-first day following the Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 on or prior to the date of issuance of such Capital Stock).

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lead Arranger, an Agent, a Lender or an Affiliate of any of the foregoing.

“Qualified Public Offering”: the initial underwritten public offering of common Capital Stock of Parent pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 that results in at least $60,000,000 of net cash proceeds to Parent.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, the gross proceeds of which (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) exceeds $500,000.

“Reference Bank”: Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A. and such additional or other banks as may be appointed by the Administrative Agent and reasonably acceptable to BA; provided that at any time the maximum number of Reference Banks does not exceed six.

“Refinanced Loans”: as defined in Section 11.1.

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which Holdings has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Specified Event of Default has occurred and is continuing and that a Borrower (directly or indirectly through any of its Subsidiaries) intends to use all or a portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets to be used in such Borrower’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets to be used in the Borrowers’ business; provided that such amount shall be increased by any amount committed to be expended prior to the relevant Reinvestment Prepayment Date but not actually expended within 180 days of such date.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event or, in respect of any amount committed to be expended prior to such date, 180 days after such date and (b) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, acquire or repair assets to be used in the Borrowers’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Loans”: as defined in Section 11.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders”: at any time, the holders of more than 50% of the sum of all Loans outstanding and all unused Commitments at such time (provided that any determination of “Required Lenders” shall be subject to the final paragraph of Section 11.1).

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Governmental Authorizations and the Communications Act.

“Responsible Officer”: the chief executive officer, president, chief financial officer, general counsel or general manager of BA (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer of BA (unless otherwise specified).

“Restricted Payments”: as defined in Section 8.6.

“Retained Amount”: as defined in Section 4.2(e).

“Ripplewood Holdings”: AC Acquisition I LLC, a Delaware limited liability company, and AC Acquisition II LLC, a Delaware limited liability company.

“S&P”: Standard & Poor’s Ratings Services.

“Sale-Leaseback Transactions” as defined in Section 8.11.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) the Qualified Counterparties, (e) the Cash Management Banks, (f) the beneficiaries of each indemnification or reimbursement obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any property of any Person to secure the Obligations.

“Services Agreement”: the Services Agreement dated as of the Closing Date between BA and CA.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: with respect to the Borrowers and their Subsidiaries on the Closing Date on a consolidated basis means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrowers and their Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrowers and their Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrowers and their Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition other than “Borrowers”, “Subsidiaries” and “Closing Date” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by (a) a Borrower and (b) a Cash Management Bank, as counterparty.

“Specified Event of Default”: an Event of Default arising under Section 9.1(a) or (f).

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) a Borrower and (b) a Qualified Counterparty, as counterparty.

“Specified Transaction”: with respect to any period, any Material Acquisition or Material Disposition (and, in each case, any related incurrence, repayment or assumption of Indebtedness).

“Spectrum”: the collective reference to the air-to-ground radio spectrum licensed on an exclusive basis by the FCC to Bidco pursuant to call sign WQFX728 (“Existing Spectrum”), and, once acquired, certain additional air-to-ground spectrum licensed on an exclusive basis by the FCC to Bidco pursuant to the call sign WQFX729 (“Additional Spectrum”).

“Subordinated Indebtedness”: any unsecured Indebtedness of BA, CA or Holdings, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 on or prior to the date of issuance or incurrence of such Indebtedness) (it being understood and agreed that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restrictions, provided that such offer is subject to the prior payment in full in cash of the Obligations) and the payment of principal and interest of which and other obligations of any of the Borrowers in respect thereof are subordinated to the prior payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings or BA, as the context may require.

“Subsidiary Guarantor”: each Subsidiary of Holdings listed on Schedule 1.1(b), and each other Subsidiary of Holdings that is or becomes a party to the Guarantee and Collateral Agreement.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Thorne Entities”: “Thorne Affiliates” as such term is defined in the Stockholders’ Agreement, dated as of December 31, 2009, as amended by Amendment No. 1 thereto dated as of March 8, 2011, among Parent and certain stockholders named on the signature pages thereto (the “Stockholders’ Agreement”), as in effect on the date hereof.

“Townsend Affiliates”: Medallion Aircell, LLC, a Colorado limited liability company, and PAC3, LLC, a Delaware limited liability company.

“Tranche”: as defined in Section 3.3.

“Transactions”: collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the execution, delivery and performance by each of the parties to each Lease and Services Document, (c) the borrowing of the Loans, (d) the use of proceeds of the Loans, (e) the payment of fees and expenses related to the foregoing and (f) any other transactions related to or entered into in connection with any of the foregoing.

“Treasury Rate”: as of any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Make-Whole Termination Date; provided, however, that if the period from such date to the Make-Whole Termination Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type”: as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“Unasserted Contingent Obligations”: contingent surviving indemnity and reimbursement obligations under the Loan Documents in respect of which no claim or demand has been made.

“United States”: the United States of America.

“Unrestricted Cash”: as of any date of determination, unrestricted cash that would appear in cash accounts listed on a consolidated balance sheet of a Person and its Subsidiaries on such date calculated in accordance with GAAP, only to the extent such cash is (a) free and clear of all other Liens other than non-consensual Liens permitted under Section 8.3, Liens created pursuant to the Security Documents and Liens of the relevant depositary banks on the relevant accounts arising by operation of law or otherwise relating to the establishment of accounts with such banks and (b) not prohibited by any applicable law or any contract to which such Person and such Person’s Subsidiaries are party from being applied to pay Indebtedness under this Agreement or the other Loan Documents.

“Voidable Transfer”: as defined in Section 11.21(c).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of a Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vii) any reference to any law, code, statute, treaty, rule, guideline, regulation or ordinance of a Governmental Authority shall, unless otherwise specified, refer to such law, code, statute, treaty, rule, guideline, regulation or ordinance as amended, supplemented or otherwise modified from time to time and (viii) any reference to any Internal Revenue Service form shall be construed to include any successor form.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”. Notwithstanding any other provision contained herein, obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation.

(f) Neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) to BA on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by BA and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or integral multiples of $100,000 in excess thereof and (y) in the case of LIBOR Loans, $1,000,000 or integral multiples of $100,000 in excess thereof. The Commitments shall automatically terminate at 5:00 P.M., New York City time, on the Closing Date.

2.2 Procedure for Borrowing. BA shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date, in the case of LIBOR Loans to be made on the Closing Date, and no later than 11:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date, in the case of Base Rate Loans to be made on the Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loans to be made by such Lender. The Administrative Agent shall promptly make available to BA the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds. Until the Administrative Agent shall have notified BA that the primary syndication of the Facility has been completed (and in any event no later than 90 days after the Closing Date), any Loans made on the Closing Date that are LIBOR Loans shall initially have an Interest Period of one month and any Loans that are converted into or continued as LIBOR Loans shall have an Interest Period of one month.

2.3 Repayment of Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Loans (other than Extended Loans) on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 4.1 and Section 4.2):

Payment Date	Principal Amount
September 30, 2012	$843,750
December 31, 2012	$843,750
March 31, 2013	$843,750
June 30, 2013	$843,750
September 30, 2013	$843,750
December 31, 2013	$843,750
March 31, 2014	$843,750
June 30, 2014	$843,750
September 30, 2014	$843,750
December 31, 2014	$843,750
March 31, 2015	$843,750
June 30, 2015	$843,750
September 30, 2015	$843,750
December 31, 2015	$843,750
March 31, 2016	$843,750
June 30, 2016	$843,750
September 30, 2016	$843,750
December 31, 2016	$843,750
March 31, 2017	$843,750
Maturity Date	Remaining unpaid principal amount of the Loans.

The remaining unpaid principal amount of the Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

SECTION 3. FEES; DEFAULTING LENDERS; EXTENSIONS OF MATURITY

3.1 Fees.

(a) Closing Fees. The Borrowers agree to pay closing fees to each Lender that is party to this Agreement as a Lender on the Closing Date, as a yield enhancement fee for the funding of such Lender’s Loans, in an amount equal to 4.00% of the stated principal amount of such Lender’s Loans, payable to such Lender on the Closing Date out of the proceeds of such Lender’s Loans as and when funded on the Closing Date. Such closing yield enhancement fee will be in all respects fully earned, due and payable on the Closing Date and shall not be refundable under any circumstances.

(b) The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon among Parent, BA and the Administrative Agent or any Affiliate thereof. All such fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of such fees shall be refundable under any circumstances.

3.2 Defaulting Lenders. If the Borrowers and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

3.3 Extensions of Maturity.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time (provided such offers are made not less than 180 days prior to the Maturity Date), by BA to all Lenders of Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same maturity date) and on the same terms to each such Lender, BA may from time to time with the consent of any Lender that shall have accepted such offer (each such Lender, an “Extending Lender”) extend the maturity date of any Loans of such Lender only and otherwise modify the terms of such Loans of such Lender only, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans not so extended, being a “Tranche”; it being understood that any Extended Loans shall constitute a separate Tranche of Loans from the Tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) no Specified Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Specified Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by BA and set forth in the relevant Extension Offer), the Loans of any Extended Lender extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the Tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest maturity date of such non-extended Loans), (iii) the final maturity date of any Extended Loans shall be no earlier than the then latest maturity date of any Loan under this Agreement at the time of extension and the amortization schedule applicable to Loans pursuant to Section 2.3 for periods prior to the Maturity Date may not be increased with respect to such Extended Loans, (iv) the weighted average life to maturity of any Extended Loans shall be no shorter than the remaining weighted average life to maturity of the Loans extended thereby, (v) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by BA pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by the Administrative Agent in its reasonable discretion: (1) the applicable Loan Party to any Mortgages shall have entered into, and delivered to the Collateral Agent, at the direction and in the sole discretion of the Administrative Agent a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent, and (2) the Borrowers shall have caused to be delivered to the Collateral Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Administrative Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages, (ix) any Extension Offer is required to be in a minimum amount of at least $25,000,000 and (x) in connection with such Extension, the Administrative Agent shall have received legal opinions, board resolutions, secretary’s certificates and other customary closing documents reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary herein, no Lender shall be obligated to consent to any Extension Offer.

(b) Extensions consummated by BA pursuant to this Section 3.3 shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.1 or Section 4.2.

(c) The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Tranches or sub-Tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 3.3.

(d) In connection with any Extension, BA shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 3.3.

(e) This Section 3.3 shall supersede any provisions in Section 4.8 (b) or 11.1 to the contrary.

(f) If, in connection with any proposed Extension, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Offer (each such Lender, a “Non-Extending Lender”) then BA may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by BA in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption, except that in the event a Non-Extending Lender is replaced at any time prior to the third anniversary of the Closing Date, the Borrowers shall pay to such Non-Extending Lender an amount equal to the Applicable Premium. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 3.3(f).

(g) Following any Extension, with the written consent of BA, any Non-Extending Lender may elect to have all or a portion of its Loans not so extended deemed to be an Extended Loan under the applicable Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Tranche; provided that (i) such Lender shall have provided written notice to Holdings and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be Loans of the applicable Tranche.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1 Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to the final sentence of this Section 4.1), upon irrevocable (provided that any such notice delivered by such Borrower may state that such notice is conditioned upon the effectiveness of any one or more events, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied) notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of LIBOR Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or Base Rate Loans; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. The amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans pursuant to this Section 4.1 shall be in an aggregate principal amount of $1,000,000 or integral multiples of $100,000 in excess thereof. Subject to Section 4.8(b), the amount of each principal prepayment of the Loans pursuant to this Section 4.1 shall be applied to reduce the then remaining installments of the Loans as directed by the Borrowers. In the event that any Loans are prepaid pursuant to this Section 4.1 at any time prior to the third anniversary of the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, in addition to the amounts otherwise described in this Section 4.1, an amount equal to the Applicable Premium.

4.2 Mandatory Prepayments. (a) If, for any fiscal year of BA commencing with the fiscal year ending December 31, 2013, there shall be Excess Cash Flow for such fiscal year, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all optional prepayments of the Loans during such fiscal year, toward the prepayment of the Loans as set forth in Section 4.2(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent and (ii) the date such financial statements are actually delivered to the Administrative Agent.

(b) If any Indebtedness (other than Excluded Indebtedness) shall be issued or incurred by any of the Borrowers or any of their respective Subsidiaries, the Borrowers shall apply, on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof toward the prepayment of the Loans as set forth in Section 4.2(d).

(c) If any of the Borrowers or any of their respective Subsidiaries shall receive Net Cash Proceeds (or Net Cash Proceeds shall be received on behalf of any of the Borrowers or any of their respective Subsidiaries) (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered within 10 days in respect thereof, the Borrowers shall apply on such date an amount equal to such Net Cash Proceeds toward the prepayment of the Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Borrowers shall apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event toward the prepayment of the Loans as set forth in Section 4.2(d).

(d) Subject to Section 4.8(b), amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied to reduce the remaining scheduled installments (including the final scheduled installment on the Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3)) of principal due in respect of the Loans on a pro rata basis. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to LIBOR Loans. Each prepayment of the Loans pursuant to Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. If a LIBOR Loan is prepaid pursuant to Section 4.2 on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 4.11.

(e) Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrowers pursuant to this Section 4.2, to decline all of any prepayment of its Loans pursuant to clauses (a), (b) or (c) of this Section 4.2, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans but was so declined shall be re-offered to those Lenders who have initially accepted such prepayment (such re-offer to be made to each such Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all such Lenders who have initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans pursuant to such re-offer but was so declined (any such amount, a “Retained Amount”) shall be retained by the Borrowers to be used for any other purpose permitted pursuant to the Available Basket Amount.

4.3 Conversion and Continuation Options. (a) BA may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. BA may elect from time to time to convert Base Rate Loans to LIBOR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by BA giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; and provided, further, that if BA shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(c) The conversions and continuations of Loans pursuant to this Section 4.3 shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of (i) a borrowing of Base Rate Loans shall be in an amount equal to $1,000,000 or integral multiples of $100,000 in excess thereof (or equal to the remaining principal balance of the Loans) and (ii) the LIBOR Loans comprising each LIBOR Tranche shall be in an amount equal to $1,000,000 or integral multiples of $100,000 in excess thereof.

4.4 Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that no more than ten LIBOR Tranches shall be outstanding at any one time.

4.5 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) If an Event of Default shall have occurred and be continuing, all outstanding Loans and other amounts payable hereunder (whether or not overdue) shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) in the case of any such other amounts, the rate then applicable to Base Rate Loans plus 2%, in each case from the date such Event of Default occurred until such Event of Default is no longer continuing.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of clause (a) of the definition of Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify BA and the Lenders of each determination of a LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify BA and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of BA, deliver to BA a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in good faith) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to BA and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall any Borrower have the right to convert Loans to LIBOR Loans.

4.8 Pro Rata Treatment; Application of Payments; Payments. (a) Each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made on a pro rata basis.

(b) Each payment (including each prepayment) by the Borrowers (other than payments made under Section 4.9 or 4.10) on account of principal of, and interest and fees on, a Tranche of Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Tranche then held by the Lenders. Optional prepayments and mandatory prepayments shall be applied ratably among Tranches of Loans. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the applicable date of borrowing, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such date of borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrowers.

(e) Unless the Administrative Agent shall have been notified in writing by BA prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

4.9 Requirements of Law. (a) Notwithstanding any other provision of this Agreement, if any Change in Law:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes to the extent covered by Section 4.10 or United States withholding Taxes and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender in good faith deems to be material, of making, converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy shall have the effect of reducing the rate of return on such Lender’s capital or on the capital of any Person controlling such Lender as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor accompanied by a certificate showing calculation thereof in reasonable detail, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c) A certificate as to any additional amounts payable (with reasonably detailed backup calculations) pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The protection of this Section 4.9 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

4.10 Taxes. (a) Except as required by any Requirement of Law, all payments made by or on behalf of any Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding (i) net income taxes, franchise or similar taxes (imposed in lieu of net income taxes), branch profits taxes and Taxes on doing business or Taxes measured by or imposed on overall capital or net worth, in each case, imposed on any Agent or any Lender as a result of such Agent or Lender being organized under the laws of, or having a principal office, or, in the case of a Lender, its applicable lending office, located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or that are imposed as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), and (ii) any United States federal withholding Taxes imposed under FATCA. If the Borrowers or any other Loan Party shall be required by any Requirement of Law to deduct any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes from any amounts payable to any Agent or any Lender hereunder, then (x) the amounts so payable to such Agent or such Lender shall be increased so that after making all such required deductions (including deductions attributable to additional amounts payable under this Section), such Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrowers or such other Loan Party, as the case may be, shall make such deductions and (z) the Borrowers or such other Loan Party, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with such Requirement of Law; provided, however, that the Borrowers and such other Loan Party shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (A) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (B) that are United States withholding Taxes imposed on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, if such Lender is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Lender becomes a beneficiary, partner or member thereof, if later) or designates a new lending office (or, in the case of a Participant, on the date such Participant becomes a Participant hereunder, or, if such Participant is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Participant becomes a beneficiary, partner or member thereof, if later), except to the extent that such Lender or its assignor (if any) was entitled, at the time of such designation or assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrowers and each other Loan Party, as the case may be, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrowers or any other Loan Party to a Governmental Authority pursuant to this Section 4.10, as promptly as practicable thereafter the relevant Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party from such Governmental Authority showing payment thereof. If the applicable Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Loan Party shall indemnify the Agents and the Lenders for any incremental Taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Holdings and the Administrative Agent two complete copies of either Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8EXP, or Form W-8IMY (with any required attachments) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Holdings at any time it determines that it is no longer in a position to provide any previously delivered certificate to Holdings (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender that is not a Non-U.S. Lender shall deliver to Holdings and the Administrative Agent two complete copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, and, to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form. The Administrative Agent shall deliver to the Borrowers on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of Internal Revenue Service Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax.

(e) If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender shall deliver to Holdings and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Holdings or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Holdings or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.10(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 4.10 or Section 4.9, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.10 or Section 4.9 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that in no event will the Administrative Agent or the Lender be required to pay any amount to the extent such payment would cause the Administrative Agent or the Lender to be in a less favorable net after-Tax position than the Administrative Agent or the Lender would have been in the absence of the indemnity payments or additional amounts giving rise to such refund. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g) For purposes of this Section 4.10, if a Lender is treated as a domestic partnership for U.S. federal income tax purposes, any withholding or payment of U.S. withholding Tax by such Lender in respect of any such Lender’s partners with respect to any payments made by or on behalf of any Borrower or any other Loan Party under this Agreement shall be considered a withholding or payment of such Tax by such Borrower or such other Loan Party, as the case may be.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.11 Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any direct, actual out-of-pocket loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from LIBOR Loans after any Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of or conversion from LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by any Borrower in the repayment of LIBOR Loans when and as required pursuant to the terms of this Agreement. A certificate (including reasonably detailed backup calculations) as to any amounts payable pursuant to this Section submitted to any Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by Holdings, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender in good faith, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) (such Lender, an “Affected Lender”) or (b) is a Non-Consenting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts (excluding the amounts described in clause (xi) below but including accrued but unpaid interest to the date of purchase) owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 4.11 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender or an Approved Fund or Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender, (x) in the case of a Non-Consenting Lender, the replacement financial institution shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender and (xi) in the event that a Non-Consenting Lender is replaced at any time prior to the third anniversary of the Closing Date, the Borrowers shall pay to such Non-Consenting Lender an amount equal to the Applicable Premium. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 4.13.

4.14 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.

(d) Each of the Borrowers agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount.

4.15 Illegality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrowers and to the Administrative Agent, (i) such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and Base Rate Loans will not thereafter (for such duration) be converted into LIBOR Loans, whereupon any request for LIBOR Loans (or to convert Base Rate Loans into LIBOR Loans or to continue LIBOR Loans for an additional Interest Period) shall, as to such Lender only, be deemed a request for Base Rate Loans (or a request to continue Base Rate Loans as such or to convert LIBOR Loans into Base Rate Loans, as the case may be), unless such declaration shall be subsequently withdrawn; and (ii) such Lender may require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b) For purposes of this Section 4.15, a notice to the Borrowers by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of BA and its Subsidiaries as of March 31, 2012 (the “Pro Forma Financial Statement”) has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made under this Agreement on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statement has been prepared in good faith based on the assumptions set forth therein, which BA believed to be reasonable assumptions at the time such Pro Forma Financial Statement was prepared and at the Closing Date (it being understood that such assumptions may or may not prove to be correct), and presents fairly, in all material respects, on a pro forma basis the estimated financial position of BA and its Subsidiaries as at and for the date set forth above, assuming that the events specified in the preceding sentence had actually occurred at such date, subject to year-end closing adjustments.

(b) The audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte LLP, present fairly, in all material respects, the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited combined balance sheet of BA and its Subsidiaries as of December 31, 2010 and December 31, 2011, and the related unaudited combined statements of income and of cash flows for the fiscal years ended on such dates present fairly, in all material respects, the financial condition of BA and its combined Subsidiaries as at such date, and the results of their operations and their cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Parent and its Subsidiaries for each fiscal quarter ended after the last balance sheet delivered pursuant to the first sentence of this Section 5.1(b) and at least 45 days prior the Closing Date and the related unaudited consolidated statements of income and cash flows for the period ended on such date present fairly, in all material respects, the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the period then ended (subject to normal year-end audit adjustments). The unaudited combined balance sheet of BA and its Subsidiaries for each fiscal quarter ended after the last balance sheet delivered pursuant to the second sentence of this Section 5.1(b) and at least 45 days prior to the Closing Date and the related unaudited combined statements of income and cash flows for the period ended on such date present fairly, in all material respects, the financial condition of BA and its combined Subsidiaries as at such date, and the results of their operations and their consolidated cash flows for the period then ended (subject to normal year-end audit adjustments). All such financial statements referred to in the prior sentences, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements (including footnote disclosures thereto) referred to in this paragraph. During the period from December 31, 2011 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

5.2 No Change. Since December 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority or legal right could not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and, to the extent applicable under the laws of such jurisdiction, in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in any such jurisdiction where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with the terms of its Organizational Documents, and all Requirements of Law and all Governmental Authorizations except to the extent that the failure to comply with all Governmental Authorizations and Requirements of Law could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Lease and Services Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents and the Lease and Services Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. Except with respect to Foreign Intellectual Property, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the Transactions or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the Loan Documents or any Lease and Services Document, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document and Lease and Services Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document and each Lease and Services Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement, the other Loan Documents and the Lease and Services Documents, the borrowings hereunder and the use of the proceeds thereof will not (i) violate (A) the Organizational Documents of any Group Member, (B) any Requirement of Law or any Governmental Authorization of or applicable to any Group Member in any respect that could reasonably be expected to have a Material Adverse Effect or (C) any material Contractual Obligation of any Group Member and (ii) result in, or require, the creation or imposition of any Lien (other than the Liens created by the Security Documents and other than Liens under Section 8.3 to the extent such Liens do not have priority over the Liens created by the Security Documents) on any of their respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law, any Governmental Authorization or any such material Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

5.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the Transactions, any of the Loan Documents, any of the Lease and Services Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold or subleasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, license of, or right to use, all its other material tangible property, and no such tangible property is subject to any Lien except as permitted by Section 8.3. Schedule 5.8 lists, as of the Closing Date, each parcel of owned real property that has a fair market value in excess of $1,000,000 and each leasehold interest in real property held by any Group Member with annual fixed rental payments in excess of $1,000,000. The real property of each Group Member, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the real property which is required for the business and operations of each Group Member as presently conducted, in each case except as could not reasonably be expected to have a Material Adverse Effect.

5.9 Intellectual Property. Each Group Member owns, or has the legal right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than as permitted by Section 8.3), except for such Intellectual Property for which the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the conduct of, and the use of Intellectual Property in, the business of the Group Members does not infringe, misappropriate, dilute, or otherwise violate the intellectual property rights of any other Person. Except as set forth on Schedule 5.9, there has been no such claim asserted in writing and not resolved or, to the knowledge of any Borrower, threatened against any Group Member. Except as could not reasonably be expected to have a Material Adverse

Effect, (x) to the knowledge of any Borrower, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any Group Member, and (y) there has been no such claim asserted or threatened against any third party by any Group Member. Parent does not own or license any material Intellectual Property.

5.10 Taxes. Except as could not, in each case, reasonably be expected to result in a liability in excess of $5,000,000, (a) each Group Member has filed or caused to be filed all Federal and state income and other tax returns that it knows are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), (b) all Tax returns filed by each Group Member are accurate in all respects and (c) no Tax Lien has been filed and, to the knowledge of any Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

5.11 Federal Regulations. No Loan Party will use any part of the proceeds of any Loans for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purposing of “buying” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.

5.12 Labor Matters. Except as could not, in each case, reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA. (i) No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan; (ii) no Plan has had a failure to satisfy the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), nor has there been a failure to timely make any required installment payments under Section 430(j) of the Code with respect to any Plan or a failure to timely make any required contribution to a Multiemployer Plan during such five-year period; (iii) each Plan has complied with the applicable provisions of ERISA and the Code except as any failure to comply could not reasonably be expected to result in material liability to any Group Member; (iv) no termination of a Single Employer Plan has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan, during such five-year period; (v) no Lien in favor of the PBGC or a Plan has arisen, or, to the knowledge of any Borrower, is likely to arise, during such five-year period, (vi) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (vii) neither any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither any Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (viii) no such Multiemployer Plan is in Reorganization or Insolvent pursuant to Sections 4241 or 4245, respectively, of ERISA; (ix) each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or there is pending, or remains time to file, a submission seeking a determination letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is maintained pursuant to a prototype or volume submitter plan document which is the subject of a favorable opinion or advisory letter from the Internal Revenue Service to the sponsor of the prototype or volume submitter plan document; and (x) no action, suit, proceeding, hearing, government audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits and other immaterial matters) is pending, expected or, to the knowledge of any Borrower, threatened, that could reasonably be expected to result in a material liability to any Group Member.

5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15 Subsidiaries. Schedule 5.15 sets forth as of the Closing Date the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member, states the authorized and issued capitalization of such Group Member, the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member, except as created by the Loan Documents. Except as listed on Schedule 5.15, as of the Closing Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person, or is a party to or has knowledge of any agreements restricting transfer of its equity interests.

5.16 Use of Proceeds. The proceeds of the Loans shall be used as described in the recitals to this Agreement.

5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of any Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) to the knowledge of any Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, in each case except as specifically disclosed on Schedule 5.17(d);

(e) to the knowledge of any Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, in each case except as specifically disclosed on Schedule 5.17(e);

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Group Member to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any material misstatement of fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, however, that with respect to the financial projections and pro forma financial information contained in the materials referenced above, the Borrowers represent only that the same were prepared in good faith based upon good faith estimates and assumptions believed by the management of such Group Member to be reasonable at the time made and at the time the same was made available to the Administrative Agent or the Lenders or any of them and at the Closing Date (it being understood that (i) such financial projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the applicable Group Member, (ii) no assurance can be given that any such financial projections will be realized and (iii) actual results during the period or periods covered by such financial projections may differ significantly from the projected results and such differences may be material). There is no fact known to any Group Member that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19 Security Documents. (a) Except with respect to any Foreign Intellectual Property, the Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) (except, as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (other than the provisions of the United States Bankruptcy Code conferring hypothetical lien creditor status upon a bankruptcy trustee), general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and the proceeds thereof and (i) when the Pledged Equity Interests (as defined in the Guarantee and Collateral Agreement and to the extent a certificate represents such interests) are delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Group Member in such Pledged Equity Interests, in each case prior and superior in right to any other Person (subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property), in each case prior and superior in right to any other Person, in each case, other than with respect to Liens expressly permitted by Section 8.3. In connection with Collateral consisting of deposit accounts, the applicable Loan Party has taken all actions necessary or desirable to establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over such accounts.

(b) Upon the recordation of one or more Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the offices specified on Schedule 5.19(a), the Lien created under the Guarantee and Collateral Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in Collateral consisting of the Intellectual Property in which a security interest may be perfected by filing in the United States, in each case prior and superior in right to any other Person (other than with respect to Liens permitted by Section 8.3) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, may be necessary to perfect a Lien on registered United States trademarks and patents, United States trademark and patent applications or United States registered copyrights acquired or created by the Loan Parties after the date hereof).

(c) The form of Mortgage will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed, with appropriate changes to comply with requirements in the applicable jurisdiction, in the applicable offices, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 8.3.

5.20 Solvency. The Borrowers and their Subsidiaries, taken as a whole, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

5.21 Anti-Terrorism Laws. As of the Closing Date, (a) the Loan Parties are in compliance with the Patriot Act, executive orders, and regulations promulgated by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”) and (b) none of the Loan Parties is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other OFAC regulation or executive order, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

5.22 Real Property Leases. The present use by any Group Member of the real property owned or Leased by any such Group Member is in compliance in all respects with all applicable zoning ordinances and regulations and other laws and regulations, except as could not reasonably be expected to have a Material Adverse Effect. Each material Lease (a) pursuant to which any Group Member, as lessee, acquired rights in real property, or (b) pursuant to which any Group Member, as lessor, granted rights in real property, is in full force and effect, there has been no default in the performance of any of such Lease’s terms or conditions by any Group Member and, to the best of any Borrower’s knowledge, any other party thereto, no claims of default have been asserted with respect to such Leases and no event or omission has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default by any Group Member or any other party thereto under such Lease. Except as described on Schedule 5.22, no Group Member has mortgaged, pledged, granted a security interest in or assigned any of its rights to and under any Lease or owned property which will be outstanding after consummation of the Transactions, other than pursuant to the Security Documents. The Borrowers have delivered to the Collateral Agent (or expressly made available in a reasonable manner to the Collateral Agent and the Lenders for review on or before the date hereof) complete and correct copies of all such Leases, including any amendments, supplements or modifications with respect thereto

5.23 Governmental Authorizations and FAA Matters; Communications Law Compliance.

(a) Each Group Member (i) has duly and timely filed all material reports, registrations and other material filings, if any, which are required to be filed by it or any of its Subsidiaries under the Communications Laws or any other applicable law, rule or regulation of any Governmental Authority, including the FAA, the non-filing of which could reasonably be expected to have a Material Adverse Effect and (ii) is in compliance with the Communications Laws and all such other laws, rules, regulations and ordinances, including those promulgated by the FAA, to the extent the non-compliance with which could reasonably be expected to have a Material Adverse Effect. All information provided by or on behalf of any Group Member or any Affiliate thereof in any material filing, if any, under the Communications Laws or with the FAA relating to the business of any Group Member was, to the knowledge of such Person at the time of filing, complete and correct in all material respects when made, and the FAA has been notified of any substantial or significant changes in such information as may be required in accordance with applicable Requirements of Law.

(b) Each Group Member has (i) all Governmental Authorizations from all Governmental Authorities (including Communications Licenses) required to conduct their current business, (ii) such Governmental Authorizations are in full force and effect, and (iii) no default or breach exists thereunder except for, in each instance, such defaults or breaches as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.23(b) contains a list that includes all material Communications Licenses granted or assigned to each Group Member required to conduct their current business. No Borrower has any knowledge that any such Communications Licenses will be revoked, suspended, adversely modified, or will not be renewed in the ordinary course, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No Borrower has any knowledge of any notice of apparent liability, violation, forfeiture, adverse judgment, or other order or complaint issued by or before any Governmental Authority, or of any action, investigation or other proceeding pending or threatened by or before any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(d) Each Group Member has paid all license, regulatory or other fees and charges which they have calculated in good faith as due to any Governmental Authority pursuant to the Communications Laws, except in each case, where failure to pay such fees or charges could not reasonably be expected to have a Material Adverse Effect There is no inquiry, claim, action or demand pending or, to the knowledge of any Borrower, threatened before any Governmental Authority which questions the amounts paid by any Group Member pursuant to the Communications Laws, except where such inquiry, claim, action or demand could not reasonably be expected to have a Material Adverse Effect.

(e) Bidco is the exclusive holder of the FCC Licenses, free and clear of all liens, and no other person (other than BA and CA) has any right or interest in or to the FCC Licenses or the Spectrum. The FCC Licenses are in full force and effect.

(f) Except for proceedings affecting the wireless industry generally, or as described in Schedule 5.23(f), there is not pending or, to the knowledge of any Borrower, threatened against Bidco or the FCC Licenses, nor does any Borrower know of any basis for, any application, action, formal complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding before the FCC or any other governmental body, against Bidco or the FCC Licenses, which questions or contests the validity of, or seeks the revocation, cancellation, forfeiture, non-renewal or suspension of, the FCC Licenses, or which seeks the imposition of any modification or amendment thereof that reasonably could affect any Group Member’s use of the Spectrum, or the payment of a material fine, sanction, penalty, damages or contribution in connection with any Group Member’s use of the Spectrum.

(g) All material documents required to be filed at any time with the FCC or any other governmental body with respect to the FCC Licenses have been timely filed or the time period for such filing has not lapsed and all of such filings are complete and correct, except where the failure to timely file or make such filing or for such filings to be complete and correct could not reasonably be expected to have a material adverse effect on any Group Member’s use of the Spectrum or the exercise by CA or BA of its rights under the Intercompany Lease Agreement. The FCC Licenses are not subject to any conditions other than those appearing on their face and those imposed by FCC rules and policies. All amounts owed to the FCC in respect of the FCC Licenses have been timely paid and, as of the date hereof, no further amounts are due to the FCC in respect of the FCC Licenses, in each case to the extent that such amounts reasonably could affect any Group Member’s use of the Spectrum.

(h) Each Group Member is in compliance in all material respects with the Communications Laws and all other laws, rules and regulations applicable to the FCC Licenses, and Bidco has complied in all material respects with the terms and conditions of the FCC Licenses. No Group Member has received written notice of any complaint or order filed alleging any material non-compliance with respect to any such laws, rules or regulations, in each case to the extent applicable to the FCC Licenses.

5.24 Insurance. Schedule 5.24 sets forth a true, complete and correct description of all insurance (a) maintained by any Group Member and (b) material to the business and operations of the Group Members taken as a whole as of the Closing Date. Such insurance is in full force and effect and all premiums have been duly paid. The Borrowers and their respective Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with Section 7.5.

5.25 FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Extension of Credit. The agreement of each Lender to make the extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by each Agent, each Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement executed and delivered by each Borrower and each Subsidiary Guarantor that is a party thereto, (iii) the Intercompany Note, executed and delivered by each Group Member, (iv) each Lease and Services Document executed and delivered by the parties thereto (each of which shall be in form and substance reasonably satisfactory to the Lenders) and (v) any Notes requested by any Lender.

(b) Corporate Documents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State, or appropriate authority, of the state of its organization, and a certificate as to the good standing or status of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or manager, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other constitutive documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or status furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c) Pro Forma Financial Statement; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statement and other financial statements described in Section 5.1 reasonably satisfactory in form to the Administrative Agent and (ii) a projected consolidated balance sheet of BA and its Subsidiaries, the related consolidated income statements and statements of projected cash flow, in each case prepared on a quarterly basis for the first year after the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, and a description of the underlying assumptions applicable thereto.

(d) Approvals. (i) All governmental, shareholder and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect and (ii) no Requirement of Law shall be applicable to any Group Member that restrains, prevents or imposes conditions upon the Transactions or the Loan Documents.

(e) Perfection Certificate; Lien Searches. The Administrative Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings. The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to each Borrower and each other Loan Party, and such search shall reveal no Liens on any of the assets of any Borrower or any of such other Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document for which invoices have been presented at least one day prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel).

(g) Closing Date Certificate. The Administrative Agent shall have received a Closing Date certificate in the form of Exhibit F, executed as of the Closing Date by a Responsible Officer of BA.

(h) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, (A) the executed legal opinion of Debevoise & Plimpton LLP, special counsel to the Loan Parties, (B) the executed legal opinion of Sidley Austin LLP, special Delaware counsel to the Loan Parties and (C) the executed legal opinion of Hogan Lovells US LLP, special FCC counsel to the Loan Parties, in each case (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders, (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and (iv) in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers hereby request such counsel to deliver such opinions.

(i) Pledged Equity Interests; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock or other transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and any Intellectual Property Security Agreement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, executed as of the Closing Date by the chief financial officer of Holdings.

(l) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 7.5 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(m) Patriot Act. The Administrative Agent and the Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested at least five Business Days prior to the Closing Date by the Administrative Agent and the Lenders.

(n) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) as of such earlier date.

(o) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(p) Borrowing Notice. The Administrative Agent shall have received a notice of borrowing as required by this Agreement with respect to such extension of credit.

The borrowing hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in clauses (n) and (o) of this Section 6.1 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal and interest on each Loan, all fees and all other expenses or amounts payable (other than Unasserted Contingent Obligations) under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of the Borrowers shall and shall cause each of their respective Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly furnish to each Lender):

(a) as soon as available, but in any event on or prior to the date 90 days after the end of each fiscal year of the Borrowers, (i) a copy of the audited consolidated balance sheet of Parent and Parent’s Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte LLP, or other independent certified public accountants of nationally recognized standing, (ii) a copy of the unaudited combined balance sheet of BA and its Subsidiaries as at the end of such year and the related unaudited combined statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of BA as being fairly stated in all material respects, (iii) a copy of the unaudited combined balance sheet of CA and its Domestic Subsidiaries as at the end of such year and the related unaudited combined statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of CA as being fairly stated in all material respects, (iv) to the extent there exists any direct or indirect Canadian Subsidiary of Holdings at the end of the relevant fiscal year, a copy of the unaudited combined balance sheet of Holdings’ Canadian Subsidiaries as at the end of such year and the related unaudited combined statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects and (v) to the extent there exists any direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings at the end of the relevant fiscal year, a copy of the unaudited combined balance sheet of Holdings’ Subsidiaries (other than its Domestic Subsidiaries and its Canadian Subsidiaries) as at the end of such year and the related unaudited combined statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects;

(b) as soon as available, but in any event on or prior to the date 45 days (or, prior to a Qualified Public Offering, 60 days) after the end of each of the first three quarterly periods of each fiscal year of the Borrowers, (i) the unaudited consolidated balance sheet of Parent and Parent’s Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), (ii) the unaudited combined balance sheet of BA and its Subsidiaries as at the end of such quarter and the related unaudited combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of BA as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), (iii) the unaudited combined balance sheet of CA and its Domestic Subsidiaries as at the end of such quarter and the related unaudited combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of CA as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), (iv) to the extent there exists any direct or indirect Canadian Subsidiary of Holdings at the end of the relevant fiscal quarter, the unaudited combined balance sheet of Holdings’ Canadian Subsidiaries as at the end of such quarter and the related unaudited combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) and (v) to the extent there exists any direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings at the end of the relevant fiscal quarter, the unaudited combined balance sheet of Holdings’ Subsidiaries (other than its Domestic Subsidiaries and its Canadian Subsidiaries) as at the end of such quarter and the related unaudited combined statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) as soon as available, but in any event on or prior to the date 15 days after the end of each month, a certificate executed and delivered by the chief financial officer of Holdings stating the amount of cash and Cash Equivalents of Holdings and its Subsidiaries as at the end of such month.

All such financial statements described in clauses (a) and (b) above shall fairly present in all material respects the financial condition of Parent and its consolidated Subsidiaries or BA and its combined Subsidiaries, as applicable, in conformity with GAAP and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2 Certificates; Other Information. Furnish to the Administrative Agent or the Collateral Agent (as applicable) (in each case which shall promptly furnish to each Lender (or, in the case of clause (g), to the relevant Lender)):

(a) concurrently with the delivery of any financial statements pursuant to (1) clauses (a) and (b) of Section 7.1, (i) a certificate of a Responsible Officer of Holdings stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, (A) a listing of any Intellectual Property which is the subject of a registration or application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a registration or application) acquired or created by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date), and (B) one or more Intellectual Property Security Agreements evidencing the security interest created in such Intellectual Property registered or applied for in the United States suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (other than registered domain names and United States intent-to-use trademark applications that are included in the Excluded Collateral (as defined in the Guarantee and Collateral Agreement)) and the Borrowers undertake to file such Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (iii) a Compliance Certificate containing all information necessary for calculating Excess Cash Flow for the accounting period covered by the financial statements accompanying such Compliance Certificate (provided that any Compliance Certificate accompanying financial statements delivered pursuant to Section 7.1(a) shall also include all information and calculations necessary for calculating Excess Cash Flow for the fourth fiscal quarter of the Borrowers for the relevant year) and (2) Section 7.1(a), a certificate of a Responsible Officer attaching a supplement to the Perfection Certificate reflecting any changes to the schedules thereto during such fiscal year or confirming that there has been no change in such information since the date of the Perfection Certificate or latest supplement thereto;

(b) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrowers, a detailed consolidated budget for Parent and Parent’s Subsidiaries, a detailed combined budget for BA and BA’s Subsidiaries, a detailed combined budget for CA and its Domestic Subsidiaries, a detailed combined budget for Holdings’ Canadian Subsidiaries (to the extent there exists any direct or indirect Canadian Subsidiary of Holdings at the end of the relevant fiscal year or to the extent that Holdings reasonably expects to form or acquire a Canadian Subsidiary during the relevant Budget Year) and a detailed combined budget for Holdings’ Subsidiaries (other than its Domestic Subsidiaries and its Canadian Subsidiaries) (to the extent there exists any direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings at the end of the relevant fiscal year or to the extent that Holdings reasonably expects to form or acquire a Subsidiary that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings during the relevant Budget Year) for the fiscal year following such fiscal year then ended (the “Budget Year”) shown on a quarterly basis (including a projected consolidated balance sheet of Parent and Parent’s Subsidiaries, projected combined balance sheet of BA and BA’s Subsidiaries as of the end of the Budget Year, projected combined balance sheet of CA and its Domestic Subsidiaries, projected combined balance sheet of Holdings’ Canadian Subsidiaries (to the extent there exists any direct or indirect Canadian Subsidiary of Holdings at the end of the relevant fiscal year or to the extent that Holdings reasonably expects to form or acquire a Canadian Subsidiary during the relevant Budget Year) and projected combined balance sheet of Holdings’ Subsidiaries (other than its Domestic Subsidiaries and its Canadian Subsidiaries) (to the extent there exists any direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings at the end of the relevant fiscal year or to the extent that Holdings reasonably expects to form or acquire a Subsidiary that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings during the relevant Budget Year), the related consolidated or combined, as applicable, statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Budget Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of BA (in the case of Projections of BA or any of its Subsidiaries), CA (in the case of Projections of CA or any of its Domestic Subsidiaries) or Holdings (in the case of Projections of Holdings or any of its Subsidiaries (other than BA and its Subsidiaries or CA and its Domestic Subsidiaries)) stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer of BA, CA or Holdings, as applicable, has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c) prior to a Qualified Public Offering, within 60 days after the end of each fiscal quarter of BA (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Parent and Parent’s Subsidiaries, BA and BA’s Subsidiaries, CA and its Domestic Subsidiaries, Holdings’ Canadian Subsidiaries (to the extent there exists any direct or indirect Canadian Subsidiary of Holdings at the end of the relevant fiscal quarter) and Holdings’ Subsidiaries (other than its Domestic Subsidiaries and its Canadian Subsidiaries) (to the extent there exists any direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary of Holdings or a Canadian Subsidiary of Holdings at the end of the relevant fiscal quarter) for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(d) concurrently with any delivery of financial statements pursuant to Section 7.1(a) or (b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Subsidiaries of Parent, BA or CA (as applicable) that are not Loan Parties (if any) from such consolidated or combined financial statements;

(e) within five (5) days after the same are sent, copies of all financial statements and reports that Parent or any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC or comparable agency in any applicable foreign jurisdiction, any other stock exchange or any Governmental Authority, and copies of each written notice or other correspondence received from the SEC or comparable agency in any applicable foreign jurisdiction concerning any investigation or potential investigation or other inquiry by such agency regarding the financial or other operational results of Parent or any Borrower or any of their respective Subsidiaries (it being understood that the foregoing requirements of this Section 7.2(e) shall be deemed to have been satisfied if the Borrowers deliver or makes available in electronic format through their website such reports or statements and, prior to a Qualified Public Offering, the Borrowers notify the Administrative Agent that such reports or statements are available thereon);

(f) promptly, any final “management” letter submitted by the accountants to management of any Group Member in connection with their annual audit; and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request, including, without limitation, with respect to the Patriot Act.

7.3 Payment of Obligations and Taxes. Pay its Material Indebtedness and other obligations promptly and in accordance with their terms, except to the extent the failure to pay such other obligations could not reasonably be expected to have a Material Adverse Effect, and pay and discharge or cause to be paid and discharged promptly when due all Taxes shown to be due and payable on all Federal and state income and other material tax returns required to be filed and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations (including Communications Licenses), except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, ERISA, the Code, and Communications Laws) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all material tangible property necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance (i) on all its material tangible property in at least such amounts and against at least such risks (but including in any event general liability) consistent with past practices of the Borrowers and the prudent business judgment of the Borrowers and (ii) on such real property that is encumbered by any Mortgage and located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, with a term ending not later than the maturity of the Indebtedness secured by such Mortgage. The Borrowers will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained and, subject to Section 7.13(c) with respect to insurance in existence as of the Closing Date, ensure that such insurance shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured.

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in conformity with all Requirements of Law and in a manner to allow financial statements to be prepared in conformity with GAAP of all material dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent, the Collateral Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (in all cases subject to applicable law and Section 11.15) at reasonable times and intervals upon reasonable notice to Holdings and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

7.7 Notices. Promptly (and in any event within five days after the relevant event, except in the case of clause (d)) give notice to the Administrative Agent (which shall promptly furnish a copy of such notice to each Lender) of:

(a) after a Responsible Officer of a Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount claimed against any Group Member and not covered by insurance exceeds $5,000,000, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) a failure to meet the minimum funding standards of the Code and ERISA or to timely make any required contribution to a Plan that is subject to Title IV of ERISA, (iii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan, (iv) the institution of proceedings or the delivery of written correspondence by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan or (v) any other event set forth in Section 9.1(g) that could reasonably be expected to result in any liability of any one or more Group Members in an aggregate amount exceeding $1,000,000;

(e) any adverse notice or report regarding any Governmental Authorization that could reasonably be expected to have a Material Adverse Effect; and

(f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the relevant Loan Party setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

7.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants of any Group Member, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants of any Group Member obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 8.3(g) (solely to the extent the terms of such Indebtedness relating to such Lien prohibit the granting of a Lien to secure the Obligations), (y) any property acquired by any Excluded Subsidiary and (z) any Foreign Intellectual Property) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within 10 Business Days of such acquisition (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (in the case of property other than Capital Stock, subject to Liens permitted under Section 8.3 and in the case of Capital Stock, subject to non-consensual Liens imposed by any Requirement of Law), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of United States registered or applied-for Intellectual Property ((other than registered domain names and United States intent-to-use trademark applications that are included in the Excluded Collateral (as defined in the Guarantee and Collateral Agreement)), the recordation of an Intellectual Property Security Agreement evidencing the security interest created in such United States Intellectual Property suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(b) With respect to (a) any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 owned by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 8.3(g) (solely to the extent the terms of such Indebtedness relating to such Lien prohibit the granting of a Lien to secure the Obligations)) and (b) any leasehold interest in any real property having annual fixed rental payments of at least $1,000,000 leased by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) (solely to the extent the terms of such Indebtedness relating to such Lien prohibit the granting of a Lien to secure the Obligations), (y) any such real property where the respective Loan Party has made commercially reasonable efforts to obtain consent to execute and deliver a first priority Mortgage, in favor of the

Collateral Agent, for the benefit of the Secured Parties, but is unable to do so and (z) leased cell towers to the extent a leasehold mortgage is required to create a security interest therein), in each case, acquired after the Closing Date, within 90 days after the acquisition thereof (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver a first priority Mortgage, subject to Liens permitted under Section 8.3, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with (x) a pro forma title insurance policy covering such real property in an amount equal to 105% of the purchase price of such owned real property or the fair market value of the leasehold interests (or, in each case, such other lesser amount as shall be reasonably acceptable to the Collateral Agent) as well as a current ALTA survey thereof, (y) any consents, affidavits or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (z) any flood certificates and proof of flood insurance, if applicable, covering such real property and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Subsidiary) or any Subsidiary that ceases to be an Excluded Subsidiary (a “re-designated subsidiary”), within 10 Business Days of such creation or acquisition or ceasing to be an Excluded Subsidiary (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver to the Collateral Agent such Security Documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law) in the Capital Stock of such new Subsidiary or re-designated subsidiary, as applicable, that is owned by any Loan Party, (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary or re-designated subsidiary, as applicable, (A) to become a party to the applicable Security Documents, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (in the case of property other than Capital Stock, subject to Liens permitted under Section 8.3 and in the case of Capital Stock, subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law) in all or substantially all, or any portion of the Property of such new Subsidiary or re-designated subsidiary, as applicable, as the Administrative Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent, (iv) deliver to the Collateral Agent, for each such Subsidiary board resolutions and other secretary’s certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 6.1, and (v) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Excluded Subsidiary created or acquired after the Closing Date by any Loan Party (other than by any Group Member that is an Excluded Subsidiary), within 10 Business Days of such creation or acquisition (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law) in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be reasonably necessary to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

7.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents to the extent provided herein or therein, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Except with respect to Foreign Intellectual Property, upon the exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party may be required to obtain from the Borrowers or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.11 Quarterly Conference Calls. Prior to a Qualified Public Offering, within 30 days (which may be extended for reasonable cause at BA’s and the Administrative Agent’s reasonable discretion) after delivery of the financial statements required by Section 7.1(a) and Section 7.1(b), the Borrowers shall hold a conference call to which the Administrative Agent, the Collateral Agent, and the Lenders shall be invited, subject to appropriate confidentiality requirements, to discuss such financial statements, the results of operations for the relevant reporting period and other matters reasonably requested by a participant on such conference call.

7.12 Use of Proceeds. Use the proceeds of the Loans only for the purposes described in the recitals to this Agreement.

7.13 Post Closing Covenants.

(a) Real Estate. With respect to the leasehold interest in the real property located at (1) 303 Technology Ct. Bldg. A, Broomfield, CO 80021 and leased by CA, (2) 1250 N. Arlington Heights Road, Itasca, IL 60143 and leased by CA, (3) 814 Thorndale Ave, Itasca, IL 60143 and leased by CA, (4) 43 W 514 US Rt. 30, Sugar Grove, IL 60554 and leased by CA, (5) 1000 Commerce Drive, Oak Brook, IL 60523 and leased by CA, (6) 3431 Windsor Drive, Aurora, CO 80011, and leased by CA, (7) 11001 W. 120th Ave., Broomfield, CO 80021 and leased by BA and (8) 11947 Hangar Ct., Broomfield, CO 80021 and leased by CA, shall use commercially reasonable efforts to, within 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), execute and deliver, or to arrange for execution and delivery, as applicable, to the Collateral Agent of (i) a first priority Mortgage, subject to Liens permitted under Section 8.3, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) (x) a pro forma title insurance policy covering such real property in an amount equal to 105% of the purchase price of such real property (or such other lesser amount as shall be reasonably acceptable to the Collateral Agent) as well as a current ALTA survey thereof, (y) any consents, affidavits or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (z) any flood certificates and proof of flood insurance, if applicable, covering such real property and (iii) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(b) Control Agreements. Deliver to the Collateral Agent (i) executed control agreements sufficient to perfect the Collateral Agent’s Lien on the relevant accounts with respect to each deposit or securities account of each Loan Party set forth on Schedule 7.13(b) within 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) and (ii) evidence of the termination of the deposit account control agreements in favor of Scotia Bank with respect to account numbers 194310714846, 103690172665 and 434000908 at U.S. Bank within 10 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

(c) Insurance. With respect to insurance in effect as of the Closing Date, deliver to the Collateral Agent customary lender’s loss payable endorsements and name the Collateral Agent as additional insured within 10 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

7.14 Minimum Cash Balances. Maintain at all times at least $5,000,000 of Unrestricted Cash of Holdings and its Subsidiaries, taken as a whole.

7.15 Co-Mingling of Cash. Each Borrower agrees that it shall not co-mingle its cash and Cash Equivalents with cash and Cash Equivalents of the other Borrowers.

SECTION 8. NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal and interest on each Loan, all fees and all other expenses or amounts payable (other than Unasserted Contingent Obligations) under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly and, with respect to Section 8.18, Bidco shall not, directly or indirectly:

8.1 Issuance of Preferred Stock. Issue any preferred stock or other preferred Capital Stock or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Stock of any Group Member, other than any Qualified Capital Stock.

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) unsecured Indebtedness of any Group Member owed to any other Group Member (the “lending member”); provided that the corresponding Investment by the lending member complies with Section 8.8, including the last paragraph of Section 8.8;

(c) Guarantee Obligations by any Group Member (a “guarantor”) of obligations of any other Group Member (a “primary obligor”) otherwise permitted pursuant to Section 8.2; provided that, if such Indebtedness is Subordinated Indebtedness, then the Guarantee Obligations in respect of such Indebtedness shall be subordinated to the same degree, if any, or to a greater degree as such Indebtedness is subordinated to the Obligations; provided, further that the corresponding Investment by the guarantor in the primary obligor complies with Section 8.8, including the last paragraph of Section 8.8;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2 and any Permitted Refinancing thereof;

(e) Indebtedness incurred to finance the acquisition of fixed or capital assets (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g), and Permitted Refinancings of such Indebtedness, in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding; provided that the maximum amount of Indebtedness permitted to be incurred by BA and its Subsidiaries pursuant to this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f) Hedge Agreements permitted under Section 8.12;

(g) Indebtedness in respect of (i) open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, (ii) performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and (iii) guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

(h) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary of a Borrower (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Borrowers or any of their respective Subsidiaries in connection with any acquisition permitted under Section 8.8, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of a Borrower or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any one time outstanding; provided that the maximum amount of Indebtedness permitted to be incurred by BA and its Subsidiaries pursuant to this clause (i) shall not exceed $10,000,000 at any time outstanding;

(j) Earn-Out Obligations in connection with Permitted Acquisitions and Indebtedness of the type described in clause (b) of such definition in respect of any other Investment or Disposition expressly permitted hereunder, in each case constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments, in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding; provided that the maximum amount of Indebtedness permitted to be incurred by BA and its Subsidiaries pursuant to this clause (j) shall not exceed $10,000,000 at any time outstanding;

(k) Subordinated Indebtedness of a CA, BA or Holdings in an aggregate amount not to exceed $25,000,000 at any one time outstanding on a combined basis;

(l) additional unsecured Indebtedness of any Subsidiary of Holdings in an aggregate principal amount not to exceed $22,500,000 at any time outstanding; provided that the maximum amount of Indebtedness permitted to be incurred by BA and its Subsidiaries pursuant to this clause (l) shall not exceed $7,500,000 at any time outstanding;

(m) Indebtedness of any Subsidiary of Holdings in respect of industrial revenue bonds or other similar governmental or municipal bonds in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that the maximum amount of Indebtedness permitted to be incurred by BA and its Subsidiaries pursuant to this clause (m) shall not exceed $250,000 at any time outstanding;

(n) Indebtedness representing deferred compensation to employees of Holdings or any of Holdings’ Subsidiaries incurred in the ordinary course of business;

(o) Indebtedness (i) consisting of obligations under deferred compensation or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder or (ii) that is owed to the seller of a business in a Permitted Acquisition to the extent constituting consideration for such Permitted Acquisition, provided, that (x) such Indebtedness under clause (o)(ii) shall be unsecured, and shall not mature or amortize any principal prior to the date that is 91 days after the Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 in effect at the time such Indebtedness is incurred), and (y) the aggregate outstanding amount of such Indebtedness shall not exceed $10,000,000 at any time; provided that the maximum amount of Indebtedness permitted to be incurred by BA and its Subsidiaries pursuant to this clause (o) shall not exceed $5,000,000 at any time outstanding;

(p) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case for deposit accounts incurred in the ordinary course of business in connection with cash management activities;

(q) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 9.1(h); and

(r) unsecured Indebtedness owed to Parent that is subordinated to the payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are (i) being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP or (ii) imposed on landlords or sublandlords of any Subsidiary of Holdings that do not materially interfere with the ordinary conduct of the business of such Subsidiary of Holdings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, encroachments, reservations and other similar encumbrances incurred in the ordinary course of business and other immaterial exceptions to title that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any Subsidiary of Holdings;

(f) Liens in existence on the date hereof listed on Schedule 8.3, securing Indebtedness permitted by Section 8.2(d); provided that no such Lien is spread to cover any additional property after the Closing Date and the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of any Subsidiary of Holdings incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the financing of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the products and proceeds thereof (and accessions thereto) and (iii) the amount of Indebtedness secured thereby is not increased; provided, however, notwithstanding anything in clause (ii) above, individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; provided, further, that any such Lien incurred pursuant to this Section 8.3(g) complies (without duplication of amounts) with Sections 8.2 and 8.8, including the last paragraph of Section 8.8;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor and any Lien created by any such lessor under any lease or occupancy agreement entered into by any Subsidiary of Holdings;

(j) non-exclusive licenses with respect to Intellectual Property, leases or subleases granted to or from third parties in the ordinary course of business that do not materially detract from the value of any Collateral or materially interfere with the ordinary course of business of Holdings or any of its Subsidiaries;

(k) Liens securing judgments not constituting an Event of Default under Section 9.1(h);

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(m) Liens existing on property acquired by any Subsidiary of Holdings at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of any Group Member following such acquisition and (iii) the aggregate principal amount of the Indebtedness secured by such Liens does not exceed $20,000,000 at any time; provided that the maximum amount of Indebtedness secured by Liens permitted pursuant to this clause (m) on property acquired by BA and its Subsidiaries shall not exceed $7,500,000 at any time;

(n) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and (ii) that are contractual rights of set-off or, in the case of clause (n)(ii)(1) or (n)(ii)(2), other bankers’ Liens (1) in favor of a banking institution arising as a matter of law encumbering deposits or otherwise relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (2) relating to pooled deposit or sweep accounts of any Subsidiary of Holdings to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person or (3) relating to purchase orders and other agreements not for the incurrence of Indebtedness entered into with customers of such Person in the ordinary course of business;

(o) Liens not otherwise permitted by this Section 8.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $17,500,000 at any one time; provided that the maximum amount of obligations of BA and its Subsidiaries secured by Liens permitted pursuant to this clause (o) shall not exceed $6,500,000 at any one time;

(p) Liens securing Indebtedness of the type permitted under Section 8.2(m); provided, that (i) such Lien is granted within 120 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause and the products and proceeds thereof (and accessions thereto); provided, however, notwithstanding anything in clause (iii) above, individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; provided, further, that any such Lien incurred pursuant to this Section 8.3(p) complies (without duplication of amounts) with Sections 8.2 and 8.8, including the last paragraph of Section 8.8;

(q) Liens securing Indebtedness of the type permitted by Section 8.2(i); provided, that any such Liens securing such Indebtedness attach only to the assets of the relevant Acquired Person;

(r) Liens incurred and deposits made in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees) for the benefit of insurance carriers providing insurance to any Subsidiary of Holdings;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Subsidiary of Holdings in the ordinary course of business permitted by this Agreement;

(u) Liens solely on any cash earnest money deposits made by any Subsidiary of Holdings in connection with any letter of intent or purchase agreement permitted hereunder;

(v) ground leases in respect of real property on which facilities owned or leased by any Subsidiary of Holdings are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by any Subsidiary of Holdings;

(w) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.8 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(x) Liens on property of any Foreign Subsidiary of Holdings which property does not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 8.2.

Notwithstanding anything to the contrary herein, with respect to any network operating center owned or leased by any Loan Party, any data center owned or leased by a Loan Party, any cell tower owned or leased by a Loan Party or any manufacturing and assembly facility owned or leased by a Loan Party, in each case to the extent any such property does not constitute Collateral, no Loan Party shall be permitted to enter into or suffer to exist or become effective any Lien (other than Liens permitted under Section 8.3(f), non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law and other than Liens not securing obligations in respect of Indebtedness) on any such property.

8.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of Holdings (other than BA, CA or Bidco) may be merged or consolidated with or into (i) BA or CA (provided that BA or CA, as applicable, shall be the continuing or surviving entity and no Subsidiary of BA may merge into or be consolidated with CA pursuant to this clause (i)), (ii) any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity and no Subsidiary of BA may merge into or be consolidated with a Non-BA Loan Party pursuant to this clause (ii)), (iii) to the extent permitted by and subject to Section 8.8(e), (f), (m) or (n), any other Subsidiary of Holdings that is not a Wholly Owned Subsidiary Guarantor (provided that the aggregate fair market value of the assets of any Subsidiaries of Holdings merging or consolidating with any other Subsidiary of Holdings that is not a Wholly Owned Subsidiary Guarantor pursuant to this clause (iii) shall not exceed $25,000,000 during the term of this Agreement) or (iv) to the extent permitted by and subject to Section 8.8(e), (f), (m) or (n), any Non-BA Loan Party;

(b) (i) any Subsidiary of Holdings (other than a BA Loan Party, CA or Bidco) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to BA, CA or any Wholly Owned Subsidiary Guarantor or, to the extent permitted by and subject to Section 8.8(e), (f), (m) or (n), any other Subsidiary of Holdings that is not a Wholly Owned Subsidiary Guarantor, and (ii) any BA Loan Party (other than BA) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any BA Loan Party or, to the extent permitted by and subject to Section 8.8(e), (f), (m) or (n), to any Non-BA Loan Party;

(c) any Subsidiary of Holdings that is not a Loan Party may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary of Holdings that is not a Loan Party or (ii) to any Loan Party (other than Holdings);

(d) any Subsidiary of Holdings (other than a Borrower or Bidco) may merge with another Person to effect a transaction permitted under Section 8.8;

(e) a merger, dissolution, liquidation, consolidation or Disposition of any Subsidiary of Holdings (other than BA, CA or Bidco), the purpose of which is to effect transactions permitted under Section 8.5 (but only if in each case no Event of Default would be caused as a result thereof) shall be permitted; and

(f) any Subsidiary of Holdings (other than BA, CA or Bidco) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except for:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions expressly permitted by Section 8.4 (other than Section 8.4 (d) or (e)), Section 8.6 or Section 8.8;

(d) the sale or issuance of any Subsidiary’s Capital Stock to Holdings or any Wholly Owned Subsidiary Guarantor (provided that the Capital Stock of the BA Loan Parties may not be sold or issued to any Non-BA Loan Party other than Holdings);

(e) (i) any Subsidiary of Holdings (other than a BA Loan Party) may Dispose of its assets to BA, CA or any Wholly Owned Subsidiary Guarantor and (ii) any BA Loan Party may Dispose of its assets to another BA Loan Party that is a Wholly Owned Subsidiary of Holdings;

(f) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(g) non-exclusive licenses with respect to Intellectual Property, leases or subleases granted to or from third parties in the ordinary course of business that do not materially detract from the value of any Collateral or materially interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(h) the abandonment, expiration or other Disposition of any Intellectual Property that in the reasonable judgment of any Subsidiary of Holdings is not material to the business of such Subsidiary or otherwise of material value;

(i) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(j) Dispositions resulting from casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Subsidiary of Holdings;

(k) the Disposition of other property having a fair market value not to exceed $20,000,000 in the aggregate for the term of this Agreement for not less than the fair market value of such property; provided that (i) 75% of the consideration received in connection therewith consists of cash or Cash Equivalents and (ii) the proceeds of such Disposition are applied in accordance with Section 4.2(c); provided, further, that the maximum amount of Dispositions permitted to be made by BA and its Subsidiaries pursuant to this clause (k) shall not exceed $8,750,000 in the aggregate for the term of this Agreement;

(l) Dispositions of property made in the ordinary course of business by a Subsidiary of Holdings to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property by such Subsidiary or (ii) the proceeds of such Disposition are promptly applied by such Subsidiary to the purchase price of such replacement property;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) (i) Dispositions of licenses to air-to-ground spectrum and assets related thereto to Bidco and (ii) Dispositions by BA to CA of assets acquired in connection with the Airfone Acquisition (as defined in Section 8.8(r)); and

(o) (i) Dispositions of the assets listed on Schedule 8.5 in connection with Sale-Leaseback Transactions and (ii) Dispositions of cell towers acquired after the Closing Date in connection with Sale-Leaseback Transactions.

8.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distributions in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary of any Borrower (collectively, “Restricted Payments”), except:

(a) Restricted Payments made (i) by any Subsidiary of BA to BA or to any of BA’s other Subsidiaries and (ii) by any Subsidiary of Holdings, other than BA or a Subsidiary of BA, to Holdings or to any of Holdings’ other Subsidiaries and, in the case of both clauses (i) and (ii), to the other holders (if any) of Capital Stock of the Person making such Restricted Payment (on a no more than pro rata basis to such other holders (measured by value));

(b) Restricted Payments made, directly or indirectly, to Parent to (i) purchase Parent’s Capital Stock from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, and (ii) purchase, redeem or otherwise acquire any Capital Stock of Parent from employees, officers and directors of Holdings or any of its Subsidiaries, pursuant to the terms of any employee stock option, incentive stock, restricted stock or other similar plan; provided, that the aggregate amount of payments under this clause (b) (which, in the case of any payments made pursuant to clause (i), shall be net of any proceeds received by Parent after the date hereof in connection with resales of any Capital Stock so purchased) shall not exceed $1,000,000 during any fiscal year or $5,000,000 in the aggregate during the term of this Agreement;

(c) Restricted Payments made, directly or indirectly, to Parent, so that the Parent may pay, without duplication, (i) Parent Expenses, (ii) if Holdings is properly classified as a pass-through entity for U.S. federal income tax purposes or is a member of a group filing a consolidated return with Parent as the parent of such group, federal, state and local income Taxes which are due and payable by Parent but only to the extent such taxes are attributable to income or gain (taking into account any net losses and other tax attributes) of Holdings and any of its Subsidiaries that is a pass-through entity for U.S. federal income tax purposes or a member of a group filing such consolidated return, computed as if Holdings and such Subsidiaries file a separate consolidated return (or a separate return) and (iii) franchise or other Taxes required to maintain Holdings’ or Parent’s existence;

(d) Restricted Payments made by BA and its Subsidiaries to Holdings or any Subsidiary of Holdings in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of such Restricted Payments that BA elects to apply to this Section 8.6(d); provided that at the time of any such Restricted Payment, both before and after giving effect thereto (i) no Specified Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrowers and their respective Subsidiaries shall have Liquidity of at least $10,000,000 at the time of such Restricted Payment;

(e) repurchases of Capital Stock of any Group Member deemed to occur upon the cashless exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(f) dividend payments or other distributions to the extent payable in the Capital Stock of such Person (so long as no Event of Default would result therefrom, including as a result of the dividend or distribution of Capital Stock other than Qualified Capital Stock not otherwise permitted by Section 8.2, or dividend payments or distributions that would cause a Change of Control);

(g) to the extent constituting Restricted Payments, the Borrowers and their respective Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 8.4; and

(h) Restricted Payments deemed to be made as a result of a reduction (whether by return, write-off or otherwise) in the amount of any Investment expressly permitted to be made pursuant to Section 8.8(s).

8.7 Capital Expenditures. With respect to BA and its Subsidiaries, make or commit to make any Capital Expenditure , except (a) Capital Expenditures of BA and its Subsidiaries in any fiscal year ending on each of the dates indicated below or such partial year as may otherwise be indicated, in an aggregate amount not in excess of the corresponding amount set forth below for such period; provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above, and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

Period	Maximum Capital Expenditures
Closing Date through Fiscal Year Ending December 31, 2012	$5,000,000
Fiscal Year Ending December 31, 2013	$7,600,000
Fiscal Year Ending December 31, 2014	$8,500,000
Fiscal Year Ending December 31, 2015	$9,500,000
Fiscal Year Ending December 31, 2016	$8,500,000
Fiscal Year Ending December 31, 2017 and each Fiscal Year thereafter	$8,500,000

Notwithstanding the foregoing, BA and its Subsidiaries may make additional Capital Expenditures in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of the making of such Capital Expenditure that BA elects to apply to this last paragraph of Section 8.7; provided that at the time of any such Capital Expenditure, both before and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom. Notwithstanding anything herein to the contrary, this Section 8.7 shall only apply to Capital Expenditures made or committed to be made by BA and its Subsidiaries.

8.8 Investments. Make any advance, loan, extension of credit (by way of guaranty, pledging of assets or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations expressly permitted by Section 8.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $500,000 in the aggregate at any one time outstanding;

(e) subject to the last paragraph of this Section 8.8, Investments by any BA Loan Party in BA or any of BA’s Subsidiaries; provided that (i) any such Investments made pursuant to this clause (e) in a Domestic Subsidiary shall be in a Wholly Owned Subsidiary and (ii) any such Investments made pursuant to this clause (e) in a Foreign Subsidiary shall not exceed $5,000,000 in the aggregate at any one time outstanding;

(f) subject to the last paragraph of this Section 8.8, Investments by any Group Member that is not a BA Loan Party in any other Group Member (including in any BA Loan Party); provided that any such Investments made pursuant to this clause (f) in a Domestic Subsidiary shall be in a Wholly Owned Subsidiary;

(g) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(h) subject to the last paragraph of this Section 8.8, Permitted Acquisitions; provided that any such Permitted Acquisitions resulting in the acquisition or formation of a Domestic Subsidiary shall be a Wholly Owned Subsidiary;

(i) Investments consisting of Hedge Agreements permitted by Section 8.12;

(j) Investments existing as of the Closing Date and set forth in Schedule 8.8 and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal except as otherwise permitted by this Section 8.8;

(k) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(l) Investments received as consideration in connection with Dispositions permitted under Section 8.5;

(m) subject to the last paragraph of this Section 8.8, in addition to Investments otherwise expressly permitted by this Section, Investments in an aggregate amount (valued at cost) not to exceed $10,000,000 outstanding at any time;

(n) subject to the last paragraph of this Section 8.8, Investments by BA or any of its Subsidiaries in an aggregate amount not to exceed the portion, if any, of the Available Basket Amount on the date of the making of such Investment that BA elects to apply to this Section 8.8(n); provided that (i) the Borrowers and their Subsidiaries shall have Liquidity of at least $10,000,000 immediately prior to, and after giving effect to, any such Investment made pursuant to this clause (n) and (ii) any such Investments made pursuant to this clause (n) in a Domestic Subsidiary of BA shall be in a Wholly Owned Subsidiary;

(o) Investments constituting (i) accounts receivable arising or (ii) deposits made in connection with the purchase price of goods or services, and lease, utility and other similar deposits, in each case in the ordinary course of business;

(p) advances of payroll payments to employees of Holdings or its Subsidiaries in the ordinary course of business;

(q) existing Investments of a Subsidiary of Holdings acquired after the Closing Date or of a Person merged or consolidated with or into a Subsidiary of Holdings in accordance with Section 8.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) the acquisition of the Airfone radiotelephone service unit from LiveTV, LLC (the “Airfone Acquisition”) pursuant to the Purchase Agreement dated as of April 20, 2012 among BA, LiveTV, LLC and LiveTV Airfone, LLC, as in effect on the Closing Date; and

(s) Investments made in lieu of any Restricted Payment expressly permitted by Section 8.6(b) or Section 8.6(c).

With respect to Sections 8.8(e), (f), (h), (m) and (n), Investments by the Loan Parties in Subsidiaries that are not Loan Parties and (with respect only to Section 8.8(n)) Investments by BA or any of its Subsidiaries in Persons that are not Group Members: (1) shall not exceed an aggregate amount (valued at cost) of $200,000,000 for the term of this Agreement (provided that such amount shall be increased by (x) $75,000,000 after the second anniversary of the Closing Date and (y) the net cash proceeds (up to a maximum of $50,000,000) of any issuance or sale of Qualified Capital Stock of Parent that are contributed to Holdings); (2) shall not be permitted if, at the time of any such Investment, both before and after giving effect thereto, a Specified Event of Default shall have occurred and be continuing or would result therefrom; (3) if consisting of Indebtedness, shall be evidenced by, and subject to the provisions of, the Intercompany Note; (4) if consisting of an Investment that is in (or that results in the acquisition or formation of) a Foreign Subsidiary and that is made in reliance on Section 8.8(f), (h) or (n), shall be in a direct or indirect Foreign Subsidiary of Holdings, including any Subsidiary of CA but excluding any Subsidiary of BA, and shall be used for the purpose of extending CA’s line of business to foreign markets in compliance with Section 8.16 and (5) shall not be permitted if the Borrowers and their Subsidiaries do not have Liquidity of at least $10,000,000 immediately prior to, and after giving effect to, any such Investment.

8.9 Optional Payments and Modifications of Certain Debt Instruments and Material Agreements. (a) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness except refinancings of such Subordinated Indebtedness permitted by Section 8.2.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of Holdings or any of its Subsidiaries or any Pledged Company if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect.

(c) Amend, modify, waive, terminate or otherwise change, or consent or agree to any amendment, modification, waiver, termination or other change to, any of the terms of any Lease to which Holdings or any of its Subsidiaries is a party if such amendment, modification, waiver, termination or change could reasonably be expected to have a Material Adverse Effect.

(d) Amend, modify, waive, supplement, terminate or otherwise change (including by entering into a separate agreement), or consent or agree to any amendment, modification, waiver, supplement, termination or other change (including by entering into a separate agreement) to, any of the terms of any Lease and Services Document (including pricing and fees under the Services Agreement) in a manner adverse in any material respect to the Lenders, the Administrative Agent or the Collateral Agent (provided that (i) any increase in pricing for the same level of services under the Services Agreement and (ii) any amendment, modification, waiver, termination or change providing for a reduced scope or quality of services under the Services Agreement, in each case shall be deemed to be adverse to the Lenders in a material respect).

8.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees (collectively for purposes of this Section 8.10, “transactions”), with any Affiliate other than (a) transactions by or among any of the Group Members and not involving any other Affiliate; provided that in any such transaction involving BA Loan Parties, such transaction either is fair to such BA Loan Parties from a financial point of view in the good faith judgment of BA or is not materially less favorable, taken as a whole, to the BA Loan Parties, taken as a whole, than could reasonably be expected to be obtained from a Person that is not an Affiliate; provided, further, that, without limitation of the foregoing proviso, in any such transaction involving Loan Parties and Group Members that are not Loan Parties, such transaction either is fair to the Loan Parties, taken as a whole, from a financial point of view in the good faith judgment of BA or is not materially less favorable, taken as a whole, to the Loan Parties, taken as a whole, than could reasonably be expected to be obtained from a Person that is not an Affiliate, (b) transactions by or among Holdings or any of its Subsidiaries, on the one hand, with an Affiliate or Affiliates that are not Holdings or any of its Subsidiaries, on the other hand, on terms not materially less favorable, taken as a whole, to Holdings and its Subsidiaries, taken as a whole, than could be obtained in an arm’s-length transaction with a Person that is not an Affiliate thereof, (c) the Transactions and the payment of fees and expenses related to the Transactions, (d) payments and/or pass-through of costs between Loan Parties with respect to payroll and other operating expenses and costs shared between such Loan Parties consistent with past practice with adjustments to take into account increases in costs and changes in the businesses of such Loan Parties in BA’s reasonable discretion, (e) employment, incentive, benefit and severance arrangements between Subsidiaries of Holdings and their respective officers and employees in the ordinary course of business, (f) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 8.10, or any amendment thereto to the extent such an amendment is permitted by Section 8.9 or not adverse to the Lenders in any material respect, (g) the performance by any Group Member of its obligations under the terms of any of its Organizational Documents and (h) Indebtedness, Dispositions, Restricted Payments and Investments expressly permitted pursuant to Sections 8.2, 8.5(e), 8.5(n), 8.6 and 8.8, respectively, and transactions expressly permitted pursuant to Section 8.4.

8.11 Sales and Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (each, a “Sale-Leaseback Transaction”) unless (a) the sale or transfer of such property is permitted by Section 8.5 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Section 8.2 and Section 8.3, as the case may be.

8.12 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business consistent with prudent business practice and not for speculative purposes to hedge or mitigate risks to which any Subsidiary of Holdings has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in the ordinary course of business consistent with prudent business practice and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary of any Borrower.

8.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrowers to end on a day other than December 31 or change the Borrowers’ method of determining fiscal quarters.

8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary provisions restricting assignment of or grant of a security interest in any agreement entered into in the ordinary course of business, (d) customary joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Capital Stock in such joint venture, (e) any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligations in respect thereof) or Capital Stock of a Person, which Person is acquired by any Borrower or any Borrower’s Subsidiaries after the Closing Date (except to the extent that such agreement or instrument was incurred to finance, or otherwise in connection with or in contemplation of, such acquisition); provided that any such agreement or instrument and the prohibitions, limitations and impositions set forth therein shall be applicable only to the relevant Person so acquired and its assets and shall not be applicable to any other Person or any other assets, (f) any agreement or instrument (a “Refinancing Agreement”) effecting a Permitted Refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Sections 8.14(a), 8.14(e), this Section 8.14(f) or Section 8.14(i) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (a “Refinancing Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Refinancing Amendment taken as a whole are not less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Refinancing Amendment relates, (g) (i) any agreement, permit, license or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property, right or asset subject thereto or (ii) any agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits, (h) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over Holdings or any of its Subsidiaries or any of their businesses and (i) agreements described on Schedule 8.14 (provided that any prohibition or limitation shall only be effective against the assets constituting collateral for such agreements as of the Closing Date).

8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Holdings or any Subsidiary of Holdings, (b) make loans or advances to, or other Investments in, Holdings or any Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions or conditions with respect to a Subsidiary of Holdings (other than BA or CA) imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that such restrictions or conditions apply only to the Subsidiary that is to be Disposed or the assets that are to be Disposed and such Disposition is permitted hereunder, (iii) with respect to clause (c) above, customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (iv) with respect to clause (c) above, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted to be incurred under this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) with respect to clause (c) above, customary joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Capital Stock in such joint venture, (vi) obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of a Borrower after the Closing Date, so long as such restriction was not entered into in connection or in contemplation of such Person becoming a Subsidiary, or any permitted amendment, renewal, extension or refinancing of any such restriction so long as the terms of any such amendment, renewal, extension or refinancing, taken as a whole, are not more restrictive than such restriction; provided that any such restriction shall only be applicable to the relevant Subsidiary so acquired and shall not be applicable to any other Person, (vii) Indebtedness of a Subsidiary of Holdings which is not a Loan Party which is permitted by Section 8.2, (viii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto and (ix) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

8.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary or ancillary thereto (or a reasonable extension or expansion thereof).

8.17 Business of Holdings. Notwithstanding anything herein to the contrary, with respect to Holdings, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of BA, CA, Bidco and its other Subsidiaries, (b) incur, create, assume or suffer to exist any Indebtedness, Guarantee Obligations or other liabilities, except (i) obligations imposed by Requirement of Law, (ii) pursuant to the Loan Documents to which it is a party, (iii) other liabilities incidental to its existence and permitted business and activities, (iv) Indebtedness (which shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent) owed to Parent or any of Parent’s Subsidiaries (other than BA and BA’s Subsidiaries except to the extent expressly permitted by Section 8.2 and Section 8.8) and (v) Guarantee Obligations in respect of Indebtedness permitted pursuant to Section 8.2; provided that, if such Indebtedness is Subordinated Indebtedness, then the Guarantee Obligations in respect of such Indebtedness shall be subordinated to the same degree, if any, or to a greater degree as such Indebtedness is subordinated to the Obligations, (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents (other than cash and Cash Equivalents received in connection with (x) Restricted Payments and Investments made by any Subsidiary of Holdings in accordance with Section 8.6 and Section 8.8, respectively, pending application in the manner contemplated by said Sections and (y) dividends, contributions, loans or other advances (which, in the case of loans or other advances, shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent) made by Parent or any of Parent’s Subsidiaries (other than BA and BA’s Subsidiaries except to the extent expressly permitted by Section 8.6 and Section 8.8) to Holdings to the extent such Subsidiaries are permitted to make such Investments in, or Restricted Payments to, Holdings hereunder)) other than the ownership of shares of Capital Stock of BA, CA, Bidco and its other Subsidiaries and any activities incidental to its ownership of such Capital Stock, (d) create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Liens created pursuant to the Security Documents and Liens permitted under Section 8.3 imposed by any Requirement of Law and (e) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business.

8.18 Business of Bidco. Notwithstanding anything herein to the contrary, with respect to Bidco, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its role as (A) licensee of the FCC Licenses and (B) lessor of the FCC Licenses pursuant to the Intercompany Lease Agreement, (b) incur, create, assume or suffer to exist any Indebtedness, Guarantee Obligations or other liabilities, except (i) obligations imposed by Requirement of Law, (ii) pursuant to the Loan Documents and Lease and Services Documents to which it is a party, (iii) other liabilities incidental to its existence and permitted business and activities, (c) create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Liens created pursuant to the Security Documents and Liens permitted under Section 8.3 imposed by any Requirement of Law, (d) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business and (e) Dispose of any of the FCC Licenses.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay (or to have paid on their behalf) any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (or in any respect if qualified by materiality or “Material Adverse Effect”) on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.4(a)(i) (with respect to the Borrowers only), Section 7.7(a) or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days (or 5 days in the case of Section 7.14 and Section 7.15) after the earlier of (i) notice to the Borrowers from the Administrative Agent or the Required Lenders or (ii) knowledge thereof by any Responsible Officer of any Borrower; or

(e) any Group Member (i) defaults in making any payment of any principal or interest of any Material Indebtedness other than Indebtedness owed to another Group Member on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; provided, that this clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; or

(f) (i) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii)

there shall be commenced against any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrowers or any of their respective Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any failure to meet the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA or any failure to make by its due date a required installment of a material amount under Section 430(j) of the Code with respect to any Plan or any failure to make any required contribution of a material amount to a Multiemployer Plan) or any filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (ii) any Group Member shall engage in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (iii) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee could reasonably be likely to result in the termination of such Plan for purposes of Title IV of ERISA, (v) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (vi) a determination that any Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, or (vii) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (ii) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof and any such judgments or decrees either (i) is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $5,000,000 or more or (ii) is for injunctive relief and could reasonably be expected to have a Material Adverse Effect, or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect in accordance with its terms, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert except (i) as a result of the release of any Loan Party or the lease, sale or other disposition of other Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) with respect to Collateral of de minimis value; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Subordinated Indebtedness or any guarantees thereof, individually or in the aggregate, in excess of $5,000,000, shall cease, for any reason, to be validly subordinated to the Obligations or any Loan Party or any Affiliate of any Loan Party or the agent in respect of the Subordinated Indebtedness shall so assert; or

(l) any Governmental Authorization of a Group Member or any provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void or any Group Member shall fail to maintain any such Governmental Authorization in accordance with the terms and provisions therein or shall fail to renew the FCC Licenses prior to the expiration thereof if such declaration or failure could reasonably be expected to have a Material Adverse Effect; or

(m) there shall have occurred a Change of Control; or

(n) with respect to any Lease and Services Document, (1) Bidco or CA shall default in the observance or performance of any agreement contained in such Lease and Services Document that would permit termination of such Lease and Services Document, and such default shall continue unremedied for a period of 30 days after notice to any Borrower from the Administrative Agent or the Required Lenders or (2) any Lease and Services Document shall cease, for any reason, to be in full force and effect, or any party thereto or any Affiliate of any party thereto shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including the Applicable Premium) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including the Applicable Premium) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

SECTION 10. THE AGENTS

10.1 Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers and actions as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. The provisions of this Section 10 are solely for the benefit of the Agents and the Lenders and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent of such Agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties and those of such Person’s Affiliates. The exculpatory provisions of this Section 10 shall apply to any such sub agent and to the Related Parties of such Person and that of such Person’s Affiliates of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as their activities as the Agents. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (i) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) be responsible in any manner to any of the Lenders or any other Secured Party for or have a duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement, other than to confirm receipt of items expressly required to be delivered to such Agent, (iii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under United States Bankruptcy Code, state bankruptcy law or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any United States Bankruptcy Code, state bankruptcy law or similar law or (iv) not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement, or to inspect the properties, books or records of any Loan Party or any other Person.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement, any Specified Hedge Agreement or any Specified Cash Management Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, any Specified Hedge Agreement or any Specified Cash Management Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.5 to be paid by it to any Agent Related Party (or any sub-agent thereof), each Lender severally agrees to pay to such Agent Related Party (or any such sub-agent thereof) such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (a) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Related Party (or any such sub-agent thereof) and (b) no Lender shall be liable for the payment of any portion of such unreimbursed expense or indemnified loss, claim, damage, liability or related expense that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. Each Person serving as an Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Person were not an Agent and, with respect to its Loans and Commitments, each such Person shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary of any Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.9 Successor Agents. Either Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 45th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nonetheless become effective (and such Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the retiring Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as nominee until such time as a successor Agent is appointed)) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

10.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11 Lead Arrangers. Notwithstanding any other provision of this Agreement or any other Loan Document, each of the Lead Arrangers is named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither of the Lead Arrangers in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

10.12 Insolvency or Liquidation Proceedings. In case of the pendency of any Insolvency of Liquidation Proceeding or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention or otherwise in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Agents and their respective agents and counsel and all other amounts due to the Secured Parties and Agents under Section 11.5) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Secured Parties, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 11.5.

10.13 Withholding Tax. To the extent required by any Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, unless such amounts have been indemnified by any Loan Party.

10.14 Cash Management Banks and Qualified Counterparties. No Cash Management Bank or Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Hedge Agreements unless the Administrative Agent or the Collateral Agent, as applicable, has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent or the Collateral Agent, as applicable, may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be.

SECTION 11.

MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Section 3.3 may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or (except as provided in Section 3.3) extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except (x) in connection with the waiver of the applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of the financial ratios or defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrowers of any of their respective rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) release all or substantially all of the Collateral, release all or substantially all of the Collateral provided by BA and its Subsidiaries, release all or substantially all of the Collateral provided by CA and its Subsidiaries, release all or substantially all of the Collateral constituting the “air to ground network” infrastructure of CA and its Subsidiaries, release the Liens granted by Holdings on the Capital Stock or other equity interests issued by Bidco or release all or substantially all of the value of the guarantees provided by the Guarantors in the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 4.8, Section 8.18(c), Section 8.18(e), Section 11.7(a) or Section 11.23 of this Agreement or Section 6.4 of the Guarantee and Collateral Agreement or amend, modify or waive the provisions of Section 4.2(d) governing the application of prepayments to remaining scheduled installments of principal due on the Loans, in each case without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (vii) amend, modify or waive any provision of Section 11.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders; (viii) amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable treatment of Obligations under Specified Hedge Agreements with the other Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty; and (ix) amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable treatment of Obligations under Specified Cash Management Agreements with the other Obligations or (B) the definition of “Cash Management Bank,” “Specified Cash Management Agreement,” or “Obligations,” in each case in a manner adverse to any Cash Management Bank with Obligations then outstanding without the written consent of any such Cash Management Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement and the other Loan Documents may be amended to cure any ambiguity, mistake, omission, defect, or inconsistency, in each case with the written consent of the relevant Loan Parties and the Administrative Agent but without the consent of any Lender.

Notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”); provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything herein or in any other Loan Document to the contrary, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders or each directly affected Lender, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest or fees owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this paragraph, will require the consent of such Defaulting Lender.

In the case of any amendment, waiver, supplement or modification to any of the Loan Documents for which the consent of the Required Lenders (or each Lender or each directly affected Lender, as the case may be) is required, each Lender that consents to such amendment, waiver, supplement or modification shall be entitled to the same fees or other compensation or consideration in connection therewith (whether in cash, securities, warrants, other Capital Stock or otherwise), as a percentage of its outstanding Loans, that is paid to other Lenders (as a percentage of such other Lenders’ Loans) consenting to such amendment, waiver, supplement or modification.

11.2 Notices; Electronic Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communication provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to any Borrower, to it at Gogo Inc., 1250 N. Arlington Heights Road, Suite 500, Itasca, IL 60143, Attention: General Counsel, with a copy to Treasurer, Facsimile: 630-285-0191;

(b) if to the Administrative Agent or the Collateral Agent, to it at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, NY 10036, Attention: Matt Cieslak, Facsimile: 212-507-6680, E-mail: msagency@ms.com; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2, 3 and 4 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections 2, 3 and 4 by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (provided that any Lender may change its address or facsimile number by notice solely to the Administrative Agent and the Borrowers).

The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent and its Administrative Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Administrative Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Administrative Agent Parties have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 11.2, including through the Platform.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each of the Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent, the Borrowers, their Affiliates or their respective securities) (each, a “Public Lender”). Each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to Parent, the Borrowers, their Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms thereof.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent, the Borrowers, their Affiliate or their respective securities for purposes of United States Federal or state securities laws.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Indemnification; Expenses. The Borrowers jointly and severally agree (a) to pay or reimburse each Agent for all its reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to BA prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees, charges and disbursements of counsel to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective Affiliates and their respective officers, directors, employees, advisors, affiliates, agents, successors, partners, representatives and assigns (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether such Person or any Loan Party is or is not a party to any such actions or suits and regardless of whether the Indemnitee is the plaintiff or defendant in such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s controlled affiliates (including, without limitation, controlling persons) or any of its or their respective directors, officers and employees. Without limiting the foregoing, and to the extent permitted by applicable law, each of the Borrowers agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Notwithstanding the foregoing, this Section 11.5 shall not apply to Taxes except as necessary to hold an Indemnitee harmless from and against any and all Indemnified Liabilities with respect to any non-Tax claim. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) BA; provided that no consent of BA shall be required for an (x) assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 9.1(a) or Section 9.1(f) has occurred and is continuing, any other Eligible Assignee or (y) any assignment prior to the completion of the primary syndication of the Facility (as determined by the Lead Arrangers) to Eligible Assignees identified by the Lead Arrangers to BA (and consented to by BA) on or prior to the Closing Date; and provided, further that such consent of BA shall have been deemed to have been given if BA has not responded within five Business Days of a request for such consent; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment effected by a Lead Arranger (or any of its Affiliates) in connection with the primary syndication of the Commitments or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of BA and the Administrative Agent otherwise consent; provided that (1) no such consent of BA shall be required if an Event of Default under Section 9.1(a) or Section 9.1(f) has occurred and is continuing, (2) that such consent of BA shall have been deemed to have been given if BA has not responded within five Business Days of a request for such consent and (3) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived by the Administrative Agent in its sole discretion) (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds); and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5; provided, that such Lender continues to comply with the requirements of Sections 4.10(d) and (e)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender at the Administration Agent’s office, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived by the Administrative Agent in its sole discretion) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(vi) On or prior to the Assignment Effective Date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to BA marked “cancelled”.

(vii) With respect to any assignment after the completion of the primary syndication of the Facility (as determined by the Lead Arrangers), the Borrowers shall not be obligated to make any greater payment under Section 4.9 or Section 4.10 than the Borrowers would have been obligated to make in the absence of any such assignment, unless the Borrowers have expressly consented in writing to waive the benefit of this provision at the time of such assignment or such entitlement to receive a greater payment results from a Change in Law that occurs after the assignee becomes a Lender.

(c) (i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no participation shall be permitted to be made to any Borrower, any of their respective Subsidiaries, any of their respective Affiliates, nor any officer or director of any such Person and (E) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) (a) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the second sentence of Section 11.1 and (b) directly affects such Participant or (2) requires the consent of all Lenders pursuant to the second proviso to the second sentence of Section 11.1. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the obligations therein, including the requirements of Sections 4.10(d) and (e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) No Borrower shall be obligated to make any greater payment under Section 4.9 or 4.10 than such Borrower would have been obligated to make in the absence of any participation sold to such Participant, unless BA has expressly consented in writing to waive the benefit of this provision at the time of the sale of such participation or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.10 unless such Participant agrees, for the benefit of the Borrowers, to comply with Sections 4.10(d) and (e) and Section 4.12 as though it were a Lender (it being understood that the documentation required under Sections 4.10(d) and (e) shall be delivered to the participating Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Person, and may sell or securitize such obligations, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In addition, notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without the consent of or notice to the Administrative Agent or any Borrower) grant a security interest in all or any portion of the Loans owing to it and the Notes (if any) held by it to the trustee or other representative of holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes (if any) even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) No assignment or participation made or purported to be made to any Eligible Assignee or Participant shall be effective without the prior written consent of the BA if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, in each case as a result of any such Eligible Assignee or Participant electing to securitize obligations of such Eligible Assignee or Participant, as applicable, and the Borrowers shall be entitled to request and receive such information and assurances as they may reasonably request from any such Eligible Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

11.7 Sharing of Payments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase or benefits shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 11.7(b) are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify BA and the Administrative Agent promptly after any such setoff and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

11.9 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.10 Integration. This Agreement, the other Loan Documents, the Lease and Services Documents and the engagement letter dated May 15, 2012 among Parent, BA and the Lead Arrangers represent the entire agreement of Parent, the Borrowers, the other Loan Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

Notwithstanding the foregoing, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or their respective properties in the courts of any jurisdiction.

11.13 No Fiduciary Duty. The Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transactions or the process leading thereto.

11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by BA having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, the release of any Guarantor from its obligations if such Person ceases to be a Subsidiary of Holdings as a result of a transaction permitted hereunder) or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Discharge of the Obligations (as defined in the Guarantee and Collateral Agreement) has occurred, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents (including the Guarantee set forth therein) shall terminate, all without delivery of any instrument or performance of any act by any Person; provided, however, that the Collateral Agent shall execute and deliver to each Borrower, at such Borrower’s expense, all UCC termination statements, releases and similar documents reasonably requested by such Borrower to evidence such termination.

11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same or no less restrictive than as those of this Section 11.15, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary of any Borrower or any of their respective obligations, (f) with the consent of BA or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.15. “Information” shall mean all information received from any Borrower and related to the Borrowers or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to its disclosure by any Borrower; provided that, in the case of Information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

11.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

11.18 No Third Party Beneficiaries. Nothing in this Agreement or the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective permitted successors and assigns, the Indemnitees, Participants to the extent expressly contemplated hereby and Agent Related Parties) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Loan Documents.

11.19 Communications Law Matters. Notwithstanding anything to the contrary contained in any of the Loan Documents or the Lease and Services Documents, none of the Administrative Agent, the Collateral Agent or the Lenders, nor any of their agents, will take any action pursuant to this Agreement or any of the Loan Documents or the Lease and Services Documents that would constitute or result in any assignment of the Communications Licenses or any transfer of control thereof, within the meaning of Section 310(d) of the Communications Act or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents or the Lease and Services Documents, the parties hereto hereby acknowledge that the FCC does not permit the grant of a third party non-governmental security interest, or the creation of any other Lien, in an FCC license, permit or authorization itself; thus, any security interest in the Collateral granted under any of the Loan Documents, to the extent it relates to any of the Governmental Authorizations issued by the FCC, is granted only to the extent permitted by applicable law.

11.20 Joint and Several Liability. In consideration of the establishment of the Commitments and the making of the Loans hereunder, and of the benefits to BA and each of the other Borrowers that are anticipated to result from the successful operation of the business of BA and each of the other Borrowers, BA and each of the other Borrowers agrees that, notwithstanding any other provision contained herein or in any other Loan Document, it will be a co-borrower hereunder and shall be fully liable for the payment in full in cash of all the Obligations, both severally and jointly with the other Borrowers. Accordingly, each Borrower irrevocably agrees with each Lender, the Administrative Agent and the Collateral Agent that such Borrower will make prompt payment in full in cash when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations strictly in accordance with the terms thereof. BA and each of the other Borrowers hereby further agrees that if any Loan Party shall fail to pay in full in cash when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, BA and each other Borrower will promptly pay the same in full in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.21 Obligations Unconditional. (a) The obligations of BA and each of the other Borrowers under Section 11.20 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.21 that the obligations of BA and each other Borrower hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, each of BA and the other Borrowers agrees that its obligations under Section 11.20 shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives, all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Borrower has knowledge thereof):

(i) the validity or enforceability of this Agreement or any other Loan Document or any Specified Hedge Agreement or any Specified Cash Management Agreement, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii) any renewal, extension or acceleration of, or any increase in the amount of the Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Specified Hedge Agreement or any Specified Cash Management Agreement;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any of the Loan Documents, any Specified Hedge Agreement or any Specified Cash Management Agreement, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations;

(iv) any change, reorganization or termination of the corporate structure or existence of BA or any other Borrower or any of their Subsidiaries and any corresponding restructuring of the Obligations;

(v) any settlement, compromise, release, or discharge, or acceptance or refusal of any offer of payment or performance with respect to, or substitution for, the Obligations or subordination of the Obligations to any other obligations;

(vi) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Obligations or any other impairment of such collateral;

(vii) the exercise of remedies with respect to any security for the Obligations (including, without limitation, the Collateral) at such time and in such order and in such manner as the Collateral Agent and the other Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that BA or any other Borrower would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each of BA and the other Borrowers hereby expressly waives any and all benefits which might otherwise be available to such Borrower under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Borrower as an obligor in respect of the Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of BA or any other Borrower for the Obligations, or of such Borrower under Section 11.20 or of any security interest granted by any Borrower, whether in an Insolvency or Liquidation Proceeding or in any other instance.

(b) Each of BA and each of the other Borrowers hereby expressly waives diligence, presentment, notice of acceptance, notice of dishonor, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.

(c) The obligations of BA and each of the other Borrowers under Sections 11.20, 11.21 and 11.22 shall continue to be effective, or be reinstated, as the case may be, if and to the extent that for any reason any payment (or part thereof) by or on behalf of any Borrower in respect of the Obligations is rescinded, disgorged or must be otherwise restored or returned by any Secured Party, whether as a result of insolvency, bankruptcy, dissolution, liquidation or reorganization of BA or any other Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, BA or any other Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made, or if any Secured Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to such Secured Party in full or partial satisfaction of any Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer, or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Secured Party repays, restores, or returns, and as to all reasonable costs, expenses and attorney’s fees of such Secured Party related thereto, the liability of each Borrower hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

(d) BA and each of the other Borrowers agrees that, as between the Borrowers, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of any Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 9.1 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.1) for purposes of Section 11.20 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by each of the other Borrowers, in their capacity as co-obligors, for purposes of such Section 11.20.

(e) The agreements of the Borrowers under Sections 11.20, 11.21 and 11.22 are continuing agreements and undertakings, and shall apply to all of the Obligations whenever arising.

11.22 Obligations Joint and Several. (a) Each of BA and each of the other Borrowers further agrees that its agreement to be jointly and severally liable with BA and the other Borrowers for the Obligations constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender, the Collateral Agent or the Administrative Agent to any balance of any deposit account or credit on the books of any Lender, the Collateral Agent or the Administrative Agent in favor of BA or any other Borrower or any other Person.

(b) The obligations of BA and each of the other Borrowers hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations in respect of BA or any other Borrower or otherwise.

(c) Upon payment by BA or any of the other Borrowers of any sums as provided above, all rights, if any, of BA or such other Borrower against BA or such other Borrower arising as a result thereof by way of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any such Person as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior Discharge of the Obligations and otherwise subject to the provisions of Section 2.4 of the Guarantee and Collateral Agreement, mutatis mutandis.

11.23 Application of Proceeds. The Administrative Agent shall apply any amounts received from the Collateral Agent pursuant to Section 6.4 of the Guarantee and Collateral Agreement or any other comparable provision of any other Security Document in the following order:

(i) to the Administrative Agent and the Collateral Agent, to pay incurred and unpaid fees and expenses thereof under the Loan Documents;

(ii) to the Lenders, to pay incurred and unpaid fees and expenses of the Lenders under the Loan Documents (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (ii) owed to them on the date of any such distribution);

(iii) to the Lenders, to pay any outstanding interest under the Loan Documents then due and owing and remaining unpaid (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (iii) owed to them on the date of any such distribution);

(iv) to the Lenders, to pay all other Obligations under the Loan Documents then due and owing and remaining unpaid (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (iv) owed to them on the date of any such distribution);

(v) to the Lenders, to prepay all other Obligations under the Loan Documents (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (v) owed to them on the date of any such distribution); and

(vi) any balance of any such amounts remaining after application as described above shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AIRCELL BUSINESS AVIATION SERVICES LLC, as a Borrower

By:	/s/ Norman Smagley
Name: Norman Smagley
Title: EVP & CFO

GOGO INTERMEDIATE HOLDINGS LLC, as a Borrower

By:	/s/ Norman Smagley
Name: Norman Smagley
Title: EVP & CFO

GOGO LLC, as a Borrower

By:	/s/ Norman Smagley
Name: Norman Smagley
Title: EVP & CFO

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Lender

By:	/s/ Steve King
Name: Steve King
Title: Authorized Signatory

SCHEDULE 1.1(a)

COMMITMENTS

Lender	Commitment
Morgan Stanley Senior Funding, Inc.	$135,000,000
Total	$135,000,000

SCHEDULE 1.1(b)

SUBSIDIARY GUARANTORS

1.	Aircell Business Aviation Services LLC

2.	Gogo LLC

3.	AC BidCo LLC

4.	AirCell International, Inc.

SCHEDULE 1.1(d)

DISQUALIFIED LENDERS

1.	Highland Capital Management, L.P. and its affiliates

2.	Fortress Investment Group LLC and its affiliates

3.	Angelo, Gordon & Co. and its affiliates

4.	Cerberus Capital Management, L.P. and its affiliates

5.	Oaktree Capital Management, L.P. and its affiliates

6.	Row 44 and its affiliates

7.	OnAir

8.	SITA and its affiliates

9.	Panasonic Corporation

10.	Viasat

11.	JetBlue/LiveTV

12.	Thales Group

13.	Hughes Communications

14.	Inmarsat plc

15.	BlackRock Kelso Capital

16.	Hilco Equity and other Hilco affiliates

SCHEDULE 5.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

NONE.

SCHEDULE 5.8

PROPERTIES

Entity	Location	County	Property Type
Gogo LLC	1250 N. Arlington Heights Road, Itasca, IL 60143	DuPage	Leased headquarters

SCHEDULE 5.9

CERTAIN INTELLECTUAL PROPERTY MATTERS

1.	Claims asserted by Innovatio LLC against customers of each of the Borrowers, Holdings or any Group Member, for which any of the Borrowers have indemnification obligations or other liability.

2.	Claims asserted by Advanced Media Networks, L.L.C. against the Borrowers, Holdings or any Group Member, or customers of each of the Borrowers, Holdings or any Group Member, for which any of the Borrowers have liability directly, via indemnification obligations or otherwise.

3.	Claims asserted by WI-LAN Inc. against the Borrowers, Holdings or any Group Member with respect to certain patents of WI-LAN. There has been no contact with WI-LAN with respect to this matter since November 2010.

4.	Claims asserted by Alliacense (a division of TPL Group) against the Borrowers, Holdings or any Group Member with respect to certain patents of TPL Group in 2010. There has been no contact with the involved parties with respect to this matter since December 2010.

SCHEDULE 5.15

SUBSIDIARIES

Legal Name	Jurisdiction of Formation or Incorporation	Authorized Capitalization	Total Shares/ Units Outstanding	Beneficial and Record Owners	Percentage of Ownership
Gogo Intermediate Holdings LLC	Delaware	100 units	100 units	Gogo Inc.	100%

Aircell Business Aviation Services LLC	Delaware	100 units	100 units	Gogo Intermediate Holdings LLC	100%

Gogo LLC	Delaware	100 units	100 units	Gogo Intermediate Holdings LLC	100%

AC BidCo LLC	Delaware	100 units	100 units	Gogo Intermediate Holdings LLC	100%

AirCell International, Inc.	Colorado	1,000 shares	1,000 shares	Gogo LLC	100%

SCHEDULE 5.17(d)

ENVIRONMENTAL LITIGATION

NONE.

SCHEDULE 5.17(e)

ENVIRONMENTAL LIABILITIES

NONE.

SCHEDULE 5.19(a)

FILING JURISDICTIONS

1.

Loan Party	State	Filing Office
Gogo Intermediate Holdings LLC	Delaware	Secretary of State

Aircell Business Aviation Services LLC	Delaware	Secretary of State

Gogo LLC	Delaware	Secretary of State

AC BidCo LLC	Delaware	Secretary of State

AirCell International, Inc.	Colorado	Secretary of State

SCHEDULE 5.22

REAL PROPERTY LEASES

Leases of properties at the following locations were assigned to Alaska Airlines, Inc. pursuant to the Standby Credit Facility Agreement, dated as of November 2, 2010, between Alaska Airlines, Inc. and Gogo LLC:

1.	19768 S. Merlene Ln., Wasilla, AK 99654

2.	3290 Peger Road, Fairbanks, AK 99709

3.	Copper River Highway, Cordova, AK 99574

4.	822 Ocean Cape Road, Yakutat, AK 99689

5.	9225 Cessna Drive, Juneau, AK 99801

6.	6th Avenue, Kake, AK 99833

SCHEDULE 5.23(b)

COMMUNICATIONS LICENSES

Licensee	Call Sign	Service	License Expiration Date
AC BidCo LLC	WQFX728	Commercial Aviation Air-Ground Radiotelephone License (800 MHz band)	10/31/2016

Gogo LLC	WQIE800	Microwave License	01/18/2018

Gogo LLC	WQIE801	Microwave License	01/18/2018

Gogo LLC	WQIE863	Microwave License	01/22/2018

Gogo LLC	WQIE864	Microwave License	01/22/2018

Gogo LLC	WQIE865	Microwave License	01/22/2018

Gogo LLC	WQIE866	Microwave License	01/22/2018

Gogo LLC	WQIF501	Microwave License	01/24/2018

Gogo LLC	WQIF502	Microwave License	01/24/2018

Gogo LLC	WQIF504	Microwave License	01/24/2018

Gogo LLC	WQIF505	Microwave License	01/24/2018

Gogo LLC	WQIF545	Microwave License	01/24/2018

Gogo LLC	WQIF546	Microwave License	01/24/2018

Gogo LLC	WQIF620	Microwave License	01/25/2018

Gogo LLC	WQIF621	Microwave License	01/25/2018

Gogo LLC	WQIF622	Microwave License	01/25/2018

Licensee	Call Sign	Service	License Expiration Date
Gogo LLC	WQNS773	Microwave License	05/12/2021
Gogo LLC	WQNS774	Microwave License	05/12/2021

Gogo LLC	WQNS823	Microwave License	05/12/2021

Gogo LLC	WQNT461	Microwave License	05/18/2021

Gogo LLC	WQNX867	Microwave License	06/30/2021

Gogo LLC	WQNX868	Microwave License	06/30/2021

Gogo LLC	WQOJ357	Microwave License	10/14/2021

Gogo LLC	WQOJ358	Microwave License	10/14/2021

Gogo LLC	WQOJ920	Microwave License	10/21/2021

Gogo LLC	WQOJ921	Microwave License	10/21/2021

Gogo LLC	WQPJ330	Microwave License	06/04/2022

Gogo LLC	WQPJ331	Microwave License	06/04/2022

Gogo LLC	WQPJ332	Microwave License	06/04/2022

Gogo LLC	WQPJ333	Microwave License	06/04/2022

Gogo LLC	WQPJ800	Microwave License	06/07/2012

Gogo LLC	WQPJ801	Microwave License	06/07/2012

Gogo LLC	WF2XMC	Experimental License	8/01/2014
Aircell Business Aviation Services LLC	ITC-214- 20111206-00360	International Section 214 Authorization	n/a

SCHEDULE 5.23(f)

FCC PROCEEDINGS

NONE.

SCHEDULE 5.24

INSURANCE

Line of Coverage	Carrier & Best Rating	Policy No.	Policy Period	Premium		Key Limits	Deductibles/ Comments
Property (Part of Package Policy)	Federal Insurance Company (Chubb) A++ XV	3589-11-80	5/1/12 to 5/1/13	$105,310	$62,360,908	Blanket Personal Property Limit (leased spaces)

Deductibles:

Property Damage

$1,000, except

$100,000 for Earthquake,

$100,000 for Flood,

$25,000 for Wind/Hail,

$10,000 for Transmission

Property, $5,000 for

Personal Property in Transit and $10,000 for Contingent Business Income

Business Income

24 Hours Waiting period, except 96 Hours for Wind/Hail

					$20,000,000	Business Income & Extra Expense
					Included	Machinery Breakdown
					$10,000,000	Earthquake (excluding Sugar Grove & Cell Sites)
					$10,000,000	Flood (excluding Sugar Grove & Cell Sites
					$2,000,000	Transmission Property Per Occurrence
					$350,000	Transmission Property Per Premises
					$750,000	Personal Property – Any Other Location
					$500,000	Personal Property/EDP in Transit
					$1,000,000	Contingent Business Income

General Liability (Part of Package Policy)	Federal Insurance Company (Chubb) A++ XV	3589-11-80	5/1/12 to 5/1/13	$15,026	$2,000,000	General Aggregate	Worldwide coverage territory for suits brought in U.S.A., its possessions or territories, Canada or Puerto Rico **Claims Made Basis Deductible: $1,000 Retroactive Date: May 1, 2008
					$1,000,000	Personal & Advertising Injury
					$1,000,000	Each Occurrence
					$1,000,000	Damages to Premises Rented to You
					$10,000	Medical Expenses
					$1,000,000	Employee Benefits Liability**: Each Occurrence Aggregate
$1,000,000

Line of Coverage	Carrier & Best Rating	Policy No.	Policy Period	Premium		Key Limits	Deductibles/ Comments
Automobile Liability	Great Northern Insurance Company (Chubb) A++ XV	7355-23-23	5/1/12 to 5/1/13	$5,158	$1,000,000 $1,000,000 $50 a day, 30 Days	Combined Single Limit (Hired/Non-Owned Coverage) Uninsured/Underinsured Motorist Coverage Rental Reimbursement	Physical Damage Deductibles (Hired): $1,000 Comprehensive $1,000 Collision

Workers’ Compensation	Chubb Indemnity insurance Company (Chubb) A++ XV	7173-62-96	5/1/12 to 5/1/13	$140,855	Statutory	Workers’ Compensation	No Deductible
					$1,000,000 $1,000,000 $1,000,000	Employers Liability: Each Accident Each Disease – Each Emp. Each Disease – Total Limit

Foreign Package (Difference in Conditions/Limits)	Federal Insurance Company (Chubb) A++ XV	3589-11-80	5/1/12 to 5/1/13	$7,295		Automobile Liability (Hired/Non-Owned)	Auto Deductible: $10,000 for Bodily Injury and Property Damage $1,000 for Hired and Non Owned Physical Damage
					$1,000,000 $10,000 $100,000 $50,000	Liability Coverage Limit Medical Payments Physical Damage – Agg Physical Damage – Agg
						Employers Liability:
					$1,000,000 $1,000,000 $1,000,000	Each Accident Each Disease – Each Emp. Each Disease – Total Limit

					$250,000	Repatriation Expenses – Each Person/ $500,000 Aggregate

Umbrella Liability	Continental Casualty Company (C.N.A) A XV	L4018151250	5/1/12 to 5/1/13	$28,682	$25,000,000 $25,000,000 $25,000,000	Each Occurrence Products Completed Excess Coverage Other Agg.	$10,000 Self Insured Retention

Line of Coverage	Carrier & Best Rating	Policy No.	Policy Period	Premium		Key Limits	Deductibles/ Comments
E&O & Network Technology Blended Liability	Federal Insurance Company (Chubb) A++ XV	3589-11-80	5/1/12 to 5/1/13	$141,563	$10,000,000	Aggregate	Deductible: $100,000 Each Claim
					Included	Product or Service Financial Injury	Retro Date: 05/01/2008
					Included	Technology Related Injury -Intellectual Property - Personal/Reputation/Media - Privacy
					$1,000,000	Privacy Remediation Expenses
					$5,000,000	Infringement upon a persons or organizations copyright in computer object or source code.

Aviation	USAIG Lead Quota Share 15% Allianz 20% Chartis 10% Starr Aviation 15% Global Aerospace 17.5% Lloyds 22.5%	SIHL1-426S	5/1/12 to 5/1/13	$331,194, including surcharges and taxes of $6,178	$500,000,000	Each Occurrence / Annual Aggregate

Aviation Hull & Liability	Federal Insurance Company through Starr Aviation	9960-5790-01	12/1/2011 to 12/1/2012	$39,253 (Including Mexican Liability)	$200,000,000	Liability - Each Occurrence

					$1,300,000	Hull Physical Damage - Each Occurrence

Directors & Officers and Employment Practices Liability	Twin City Fire Insurance Co. (Hartford) Au XV	00 KB 0213005-11	10/1/2011 to 10/1/2012	$53,880	$5,000,000	Combined Aggregate Limit of Liability	Deductible: D& O: $0, Insured Person Liability and $50,000 Corporate Reimbursement EPL: $75,000 Prior & Pending Litigation Date: 9/17/1997

Line of Coverage	Carrier & Best Rating	Policy No.	Policy Period	Premium		Key Limits	Deductibles/ Comments
First Excess D&O/EPL	Illinois National Insurance Company (Chartis) A XV	01-229-49-50	10/1/2011 to 10/1/2012	$27,230	$5,000,000 Excess of $5,000,000	Per Claim / Aggregate	Follows Primary

Side A DIC	Illinois National Insurance Company (Chartis) A XV	01-229-49-94	10/1/2011 to 10/1/2012	$7,638	$2,500,000 Excess of $10,000,000	Per Claim / Aggregate	N/A

Fiduciary Liability	Twin City Fire Insurance Co. (Hartford) Au XV	00 KB 0213005-11	10/1/2011 to 10/1/2012	Included in D&O/ EPL Premium	$3,000,000	Per Claim / Aggregate	Deductible: $2,500 Prior & Pending Litigation Date: 11/6/2003

Crime Coverage	Federal Insurance Company (Chubb) A++ XV	8211-6929	10/1/2011 to 10/1/2012	$4,000	$1,000,000	Limit	Deductible: $5,000

Special Risk	Twin City Fire Insurance Co. (Hartford) Au XV	00 KB 0213005-11	10/1/2011 to 10/1/2012	Included in D&O/ EPL Premium	$1,000,000	Limit	Deductible: $0

Employed Lawyers Liability	Illinois National Insurance Company (Chartis) A XV	01-232-01-00	10/1/2011 to 10/1/2012	$6,939	$2,000,000	Per Claim / Aggregate	Retentions:
					$5,000,000	Directors & Officers Liability	$0, Non-Indemnifiable Loss
					$5,000,000	Employment Practices Liability	$10,000 All other damages and defense costs

Total for All Policies: (at inception)				$914,0123

SCHEDULE 7.13(b)

CONTROL AGREEMENTS

Entity	Type of Account	Account Number	Name & Address of Financial Institutions
Aircell Business Aviation Services LLC	Deposit Account	103690172665	US Bank, 950 17th Street, 8th Floor, Denver, CO 80202

Gogo LLC	Deposit Account	194310714846	US Bank, 950 17th Street, 8th Floor, Denver, CO 80202

Aircell Business Aviation Services LLC	Investment account	508000040	US Bank, 950 17th Street, 8th Floor, Denver, CO 80202

SCHEDULE 8.2

EXISTING INDEBTEDNESS

1.	U.S. Bank National Association as letter of credit issuer, in favor of Hamilton / Johnson Itasca Limited Partnership in the amount of $250,000.

2.	U.S. Bank National Association as letter of credit issuer, in favor of Westcore 303 Technology, L.P. in the amount of $250,000.

3.	U.S. Bank National Association as letter of credit issuer, in favor of First Industrial, L.P. in the amount of $35,000.

4.	U.S. Bank National Association as letter of credit issuer, in favor of North American Specialty Insurance Company in the amount of $50,000.

5.	Standby Credit Facility Agreement, dated as of November 2, 2010, between Alaska Airlines, Inc. and Gogo LLC, in the amount of $2,268,000.

SCHEDULE 8.3

EXISTING LIENS

1.	Liens granted pursuant to the Standby Credit Facility Agreement, dated as of November 2, 2010, between Alaska Airlines, Inc. and Gogo LLC:

Debtor	Secured Party	Collateral	Jurisdiction
Gogo LLC	Alaska Airlines, Inc.	All of Gogo LLC’s network equipment and related hardware located at 19768 S. Merlene Ln., Wasilla, AK 99654	Alaska

Gogo LLC	Alaska Airlines, Inc.	All of Gogo LLC’s network equipment and related hardware located at 3290 Peger Road, Fairbanks, AK 99709	Alaska

Gogo LLC	Alaska Airlines, Inc.	All of Gogo LLC’s network equipment and related hardware located at Copper River Highway, Cordova, AK 99574	Alaska

Gogo LLC	Alaska Airlines, Inc.	All of Gogo LLC’s network equipment and related hardware located at 822 Ocean Cape Road, Yakutat, AK 99689	Alaska

Gogo LLC	Alaska Airlines, Inc.	All of Gogo LLC’s network equipment and related hardware located at 9225 Cessna Drive, Juneau, AK 99801	Alaska

Gogo LLC	Alaska Airlines, Inc.	All of Gogo LLC’s network equipment and related hardware located at 6th Avenue, Kake, AK 99833	Alaska

2.	Lien granted in favor of U.S. Bank National Association to secure letters of credit issued by U.S. Bank National Association to Gogo LLC:

Debtor	Secured Party	Collateral	Jurisdiction
Gogo LLC	U.S. Bank National Association	All contents of account held at U.S. Bank Money Center Account #434000908	Delaware

3.	Assignment of leases set forth in Schedule 5.22.

4.	Liens granted in favor of The Bank of Nova Scotia with respect to the following accounts:

Debtor	Account Number	Account Name
Gogo LLC	434000908	Investment Account
Gogo LLC	194310714846	Deposit Account
Aircell Business Aviation Services LLC	103690172665	Deposit Account

SCHEDULE 8.5

PERMITTED SALE LEASEBACKS

Entity	Address	County
Gogo LLC	Ben Hur Cemetery Rd. Pelsor, AR 72856	Newton County

Gogo LLC	6.7 Miles Southwest of San Ardo Lockwood, CA 93932	Monterey County

Gogo LLC	Bennett Mountain Elmore, ID 83467	Elmore County

Gogo LLC	Water Station Run Rd. Lonaconing, MD 21539	Allegany County

Gogo LLC	Highway 21 to Frisco Peak Milford, UT 84014	Beaver County

Gogo LLC	7.8 Miles Northeast of Highway 14 at Sage Creek Road Cody, WY 82435	Park County

SCHEDULE 8.8

EXISTING INVESTMENTS

NONE.

SCHEDULE 8.10

AFFILIATE TRANSACTIONS

NONE.

1

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the credit facility identified in the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s): Aircell Business Aviation Services LLC, Gogo LLC and Gogo Intermediate Holdings LLC

4. Administrative Agent: Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of June 21, 2012, among Aircell Business Aviation Services LLC, a Delaware limited liability company (“BA”), Gogo LLC, a Delaware limited liability company (“CA”), Gogo Intermediate Holdings LLC (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent

2

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[8]
		$	$	$

		$	$	$

		$	$	$

[7. [Trade Date:                         ]9

Effective Date:                             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10] [NAME OF ASSIGNOR]

By:
Name: Title:

[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE[S][11] [NAME OF ASSIGNEE]

By:
Name: Title:

[NAME OF ASSIGNEE]

By:
Name: Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

4

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as

Administrative Agent

By:
Name: Title:

[Consented to:

Aircell Business Aviation Services LLC, as

Borrower

By:
Name: Title: ][12]

12 To be added only if the consent of BA is required by the terms of the Credit Agreement.

5

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.2(a) of the Credit Agreement, dated as of June 21, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aircell Business Aviation Services LLC, a Delaware limited liability company (“BA”), Gogo LLC, a Delaware limited liability company (“CA”), Gogo Intermediate Holdings LLC, a Delaware limited liability company (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [ ] of Holdings.

2. I have reviewed and are familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of each Loan Party during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review confirmed that each Loan Party during the accounting period covered by the Financial Statements has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 is all information necessary for calculating Excess Cash Flow for the accounting period covered by the Financial Statements (provided that, if this Compliance Certificate accompanies financial statements delivered pursuant to Section 7.1(a) of the Credit Agreement, also included in Attachment 2 is all information necessary for calculating Excess Cash Flow for the fourth fiscal quarter of the Borrowers for the relevant year).

5. [Attached hereto as Attachment 3 is (i) a listing of any Intellectual Property which is the subject of a registration or application (including Intellectual Property included in the Collateral which was theretofore unregistered and has become the subject of a registration or application) acquired or created by any Loan Party since the date of the most recent list delivered pursuant to Section 7.2(a)(ii) of the Credit Agreement and (ii) one or more Intellectual Property Security Agreements evidencing the security interest created in such Intellectual Property registered or applied for in the United States suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (other than registered domain names, United States intent-to-use trademark applications that are included in the Excluded Collateral (as defined in the Guarantee and Collateral Agreement)) and the Borrowers undertake to file such Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.]13

6. [Attached hereto as Attachment 4 is a supplement to the Perfection Certificate reflecting any changes to the schedules thereto during the relevant fiscal year.] [I hereby confirm that there has been no change in the information to be set forth on the schedules to the Perfection Certificate since the date of the Perfection Certificate or the latest supplement thereto.]14

IN WITNESS WHEREOF, I execute this Certificate this                  day of         , 20__.

GOGO INTERMEDIATE HOLDINGS LLC

By:
Title:

[13]	Include to the extent not previously disclosed to the Administrative Agent and Collateral Agent.
[14]	Insert the appropriate sentence in Compliance Certificates accompanying audited, annual financial statements.

2

ATTACHMENT 1

TO COMPLIANCE CERTIFICATE

[Attach Financial Statements]

ATTACHMENT 2

TO COMPLIANCE CERTIFICATE

The information described herein is as of                             , 20__, and pertains to the period from                         , 20__, to                     , 20__,

[Set forth Excess Cash Flow Calculations]

ATTACHMENT 3

TO COMPLIANCE CERTIFICATE

[Attach a listing of Intellectual Property and an Intellectual Property Security Agreement]

ATTACHMENT 4

TO COMPLIANCE CERTIFICATE

[Attach updated Perfection Certificate]

EXHIBIT C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See Execution Version]

EXHIBIT D

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of June 21, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aircell Business Aviation Services LLC, a Delaware limited liability company (“BA”), Gogo LLC, a Delaware limited liability company (“CA”), Gogo Intermediate Holdings LLC, a Delaware limited liability company (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.                                          (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 4.10(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

I.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate;[15]

II.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

III.	The Non-U.S. Lender is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code;

IV.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and

V.	Interest payments on the Loans are not effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Lender.[16]

[15]	If the certificate is being provided by a Participant, Clause I shall be modified to reflect that the Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.
[16]	If the Non-U.S. Lender (or Participant) is an intermediary, foreign partnership or other flow-through entity, the following adjustments shall be made.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name: Title:

Date:

A.	The representation contained in Clause I shall be modified to reflect that the Non-U.S. Lender is the sole record owner of the Loans (as well as any Notes evidencing such Loans) and its direct or indirect partners or members are the sole beneficial owners of such Loans (or any Notes evidencing such Loans) in respect of which this certificate is being provided.

B.	The following representations shall be provided as applied to the partners or the members claiming the portfolio interest exemption:

•	The status in Clause III;

•	The status in Clause IV.

C.	The following representations shall be provided as applied to the Non-U.S. Lender as well as the members/ beneficial owners claiming the portfolio interest exemption.

•	The status in Clause II.

•	The status in Clause V.

D.	The Non-U.S. Lender shall provide a U.S. Internal Revenue Service Form W-8IMY (with W-8BENs/ W-9s from each of its partners/ members).

E.	Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships/ flow-through entities.

2

EXHIBIT D

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$ , 20__	New York, New York

FOR VALUE RECEIVED, the undersigned, Aircell Business Aviation Services LLC, a Delaware limited liability company, Gogo LLC, a Delaware limited liability company, and Gogo Intermediate Holdings LLC, a Delaware limited liability company (collectively, the “Borrowers” and each a “Borrower”), hereby jointly and severally unconditionally promise to pay to                  (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                  DOLLARS ($            ), or, if less, (b) the unpaid principal amount of the Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrowers further jointly and severally agree to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrowers in respect of the Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of June 21, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

(signature page follows)

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

AIRCELL BUSINESS AVIATION SERVICES LLC

By:
Name:
Title:

GOGO LLC

By:
Name:
Title:

GOGO INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

3

SCHEDULE A

TO NOTE

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

SCHEDULE B

TO NOTE

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBO Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

EXHIBIT F

FORM OF CLOSING DATE CERTIFICATE

Pursuant to Section 6.1(g) of the Credit Agreement, dated as of June 21, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aircell Business Aviation Services LLC, a Delaware limited liability company (“BA”), Gogo LLC, a Delaware limited liability company (“CA”), Gogo Intermediate Holdings LLC, a Delaware limited liability company (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the undersigned [INSERT TITLE OF RESPONSIBLE OFFICER] of BA (the “Company”) hereby certifies as follows:

1. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) as of such earlier date.

2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

3. All governmental, shareholder and third party approvals necessary in connection with the Transactions have been obtained and are full force and effect and (ii) no Requirement of Law is applicable to any Group Member that restrains, prevents or imposes conditions upon the Transactions or the Loan Documents.

AIRCELL BUSINESS AVIATION SERVICES LLC

By:
Name: Title:

EXHIBIT G

FORM OF PERFECTION CERTIFICATE

[See Execution Version]

EXHIBIT H

FORM OF INTERCOMPANY NOTE

[See attached]

INTERCOMPANY NOTE

Note Number: 1

Dated: June 21, 2012

FOR VALUE RECEIVED, the Borrowers and each of their respective Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany note (the “Intercompany Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Intercompany Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Intercompany Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement, dated as of June 21, 2012 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among AIRCELL BUSINESS AVIATION SERVICES LLC, a Delaware limited liability company (“BA”), GOGO LLC, a Delaware limited liability company (“CA”), GOGO INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon in writing from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Intercompany Note hereby waives, to the fullest extent permitted by applicable law, presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Intercompany Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s Obligations. Each Payor that is a Loan Party acknowledges and agrees that the Collateral Agent and the other Secured Parties, upon the occurrence and during the continuation of an Event of Default, may exercise all the rights of the Payees under this Intercompany Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any endorser of this Intercompany Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until the Discharge of the Obligations (as defined in the Guarantee and Collateral Agreement); provided, that each Payor may make payments to the applicable Payee so long as no Specified Event of Default shall have occurred and be continuing; provided, further, that upon the waiver, remedy or cure of each such Specified Event of Default, so long as no other Specified Event of Default under the Credit Agreement shall have occurred and be then continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of such Specified Event of Default current; and provided, further, that all loans and advances made by a Payee pursuant to this Intercompany Note shall be received by the applicable Payor subject to the provisions of the Credit Agreement. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Collateral Agent or any other Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Agent or any other Secured Party in such assets. Except as expressly permitted by the Credit Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the Discharge of the Obligations.

Each Payee agrees that until the Discharge of the Obligations, such Payee will not amend, modify, supplement, waive or fail to enforce any provision of this Intercompany Note.

This Intercompany Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Intercompany Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such intercompany note or other instrument, this Intercompany Note (i) replaces and supersedes any and all intercompany notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any intercompany note or other instrument entered into on or after the

2

date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member (except any amendments or amendments and restatements of this Intercompany Note made in accordance with the terms of the Credit Agreement or any supplements to Schedule A hereto made hereby in accordance with the terms hereof).

In the event any one or more of the provisions contained in this Intercompany Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

THIS PROMISSORY NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Intercompany Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Intercompany Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Intercompany Note by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Intercompany Note.

[Signature page follows]

3

IN WITNESS WHEREOF, each Payor has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

AIRCELL BUSINESS AVIATION SERVICES LLC

By:
Name: Title:

GOGO LLC

By:
Name: Title:

GOGO INTERMEDIATE HOLDINGS LLC

By:
Name: Title:

AIRCELL INTERNATIONAL, INC.

By:
Name: Title:

AC BIDCO LLC

By:
Name: Title:

4

SCHEDULE A

TRANSACTIONS

ON

INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

5

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                       all of its right, title and interest in and to the Intercompany Note, dated June 21, 2012 (as amended, supplemented, replaced or otherwise modified from time to time, the “Intercompany Note”), made by AIRCELL BUSINESS AVIATION SERVICES LLC, a Delaware limited liability company (“BA”), GOGO LLC, a Delaware limited liability company (“CA”), GOGO INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings” and, together with BA and CA, collectively, the “Borrowers” and each a “Borrower”), and each other Subsidiary of any Borrower or any other Person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Intercompany Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Intercompany Note) that are Loan Parties on the date of the Intercompany Note. From time to time after the date thereof, additional Subsidiaries of any Borrower shall become parties to the Intercompany Note (each, an “Additional Payee”) and, if such Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Intercompany Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Intercompany Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Intercompany Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Intercompany Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Intercompany Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Intercompany Note or hereunder.

Dated: June 21, 2012

[Signature page follows]

6

AIRCELL BUSINESS AVIATION SERVICES LLC

By:
Name: Title:

GOGO LLC

By:
Name: Title:

GOGO INTERMEDIATE HOLDINGS LLC

By:
Name: Title:

AIRCELL INTERNATIONAL, INC.

By:
Name: Title:

AC BIDCO LLC

By:
Name: Title:

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EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

[See attached]

SOLVENCY CERTIFICATE

Date: June 21, 2012

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Gogo Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 6.1(k) of the Credit Agreement, dated as of June 21, 2012 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Aircell Business Aviation Services LLC, a Delaware limited liability company, Gogo LLC, a Delaware limited liability company, the several banks and other financial institutions from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries, taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries, taken as a whole, after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by Responsible Officers of Holdings.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries, taken as a whole, will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries, taken as a whole, after consummation of the Transactions are a going concern and have sufficient capital to ensure that they will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 5.1 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of Holdings and its Subsidiaries, taken as a whole, exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries, taken as a whole, do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries, taken as a whole, will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

GOGO INTERMEDIATE HOLDINGS LLC

By:
	Name:	Norman Smagley
	Title:	Chief Financial Officer

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EXHIBIT J

FORM OF MORTGAGE

[See attached]

RECORDING REQUESTED BY: Latham & Watkins LLP

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022-4802 Attn: Shira E. Bressler, Esq.

Re: [AIRCELL ENTITY]

Location: [PROPERTY]

Municipality:

County:

State:

Space above this line for recorder’s use only

[LEASEHOLD] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

This [LEASEHOLD] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of                         , 2012 (as it may be amended, supplemented or otherwise modified from time to time, this “Mortgage”), by and from [AIRCELL ENTITY], a                         , with an address at                              (“Mortgagor”) to MORGAN STANLEY SENIOR FUNDING, INC. with an address at [                            ], as Collateral Agent for the benefit of the Secured Parties (in such capacity, together with its successors and assigns, “Mortgagee”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of June 21, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among AIRCELL BUSINESS AVIATION SERVICES LLC, a Delaware limited liability company (“BA”), GOGO INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), GOGO LLC (“CA”, and together with BA and Holdings, the “Borrowers” and each a “Borrower”), a Delaware limited liability company, the Lenders party thereto from time to time and MORTGAGEE, as administrative agent and collateral agent (together with its permitted successors in such capacity);

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WHEREAS, reference is made to that certain Guarantee and Collateral Agreement, dated as of June 21, 2012 (as it may be amended, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”), entered into by and among BORROWERS, MORTGAGOR and the other SUBSIDIARY GUARANTORS listed therein;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Specified Hedge Agreements and Specified Cash Management Agreements with one or more Qualified Counterparties and Cash Management Banks;

WHEREAS, either (a) Mortgagor is a Borrower or (b) Mortgagor is the wholly owned subsidiary of a Borrower, as a result of which Mortgagor is a direct or indirect beneficiary of the Loans and other accommodations of Lenders, Qualified Counterparties and Cash Management Banks as set forth in the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders, Qualified Counterparties and Cash Management Banks as set forth in the Credit Agreement and the Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Specified Hedge Agreements and the Specified Cash Management Agreements, to secure Mortgagor’s obligations under the Loan Documents, the Specified Hedge Agreements and the Specified Cash Management Agreements as set forth herein;

[WHEREAS, Mortgagor is the holder of leasehold title in and to all of the real estate located in the County of                  and State of                  (the “State”), and more fully described in Exhibit A attached hereto, pursuant to the [Lease Agreement] dated as of                          ,              by and between [LANDLORD], a [                ], as lessor (“Lessor”) and Mortgagor, as lessee, (“Lessee”), a memorandum of which is recorded in Book                 , Page                  with the Clerk of                  County,                  (together with any amendments, the “Subject Lease”), which Premises forms a portion of the Mortgaged Property described below;] and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Indebtedness” shall have the definition as described in the Credit Agreement.

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“Mortgaged Property” means all of Mortgagor’s interest in (i) the real property described in Exhibit A, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”); (ii) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land subject to the Liens permitted by Section 8.3 of the Credit Agreement, (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); (iii) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); (iv) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (v) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (vi) to the extent mortgageable or assignable all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (vii) to the extent mortgageable or assignable all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; (viii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (ix) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”); [and] (x) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements or Fixtures (the “Condemnation Awards”) [; and (xi) the Subject Lease and any nondisturbance, attornment and recognition agreement benefiting Mortgagor with respect to the Subject Lease, together with all credits, deposits, privileges, rights, estates, title and interest of Mortgagor as tenant under the Subject Lease (including all rights of Mortgagor to treat the Subject Lease as terminated under Section 365(h) (a “365(h) Election”) of the Bankruptcy Code, or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors (a “Bankruptcy Law”), or any comparable right provided under any other Bankruptcy Law, together with all rights, remedies and privileges related thereto), and all books and records that contain records of payments of rent or security made under the Subject Lease and all of Mortgagor’s claims and rights to the payment of damages that may arise from Lessor’s failure to perform under the Subject Lease, or rejection of the Subject Lease under any Bankruptcy Law (a “Lease Damage Claim”), Mortgagee having the right, at any time and from time to time, to notify Lessor of the rights of Mortgagee hereunder]. As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein]. As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

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“Obligations” shall have the meaning as described in the Credit Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

1.2 Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

SECTION 2. GRANT

To secure the full and timely payment of the Indebtedness and the full performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS WITH POWER OF SALE (if available under State law), to Mortgagee the Mortgaged Property, subject, however, to the Liens permitted by Section 8.3 of the Credit Agreement, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding, upon the trust, terms and conditions contained herein.

SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1 Title. Mortgagor represents and warrants to Mortgagee that except for the Liens permitted by Section 8.3 of the Credit Agreement, (a) [Mortgagor owns the Mortgaged Property] [has a valid leasehold interest in the Subject Lease] free and clear of any liens, claims or interests, and (b) this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property [Subject Lease].

3.2 First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents to the extent related to the Mortgaged Property.

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3.3 Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Loan Documents and shall perform the Obligations in full when they are required to be performed as required under the Loan Documents.

3.4 Replacement of Fixtures. Except as otherwise permitted in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the liens and security interests of this Mortgage and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee.

3.5 Intentionally Omitted.

3.6 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee. In addition, all of the covenants of Mortgagor in any Loan Document party thereto are incorporated herein by reference and, together with covenants in this Section, shall be covenants running with the land.

3.7 Condemnation Awards and Insurance Proceeds. All condemnation awards and proceeds shall be applied in the manner specified in the Credit Agreement.

3.8 Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Indebtedness or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Indebtedness by an amount deemed by Mortgagee to be material, or to reduce the amount of any payments receivable hereunder by an amount deemed by Mortgagee to be material, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non-usurious portion thereof.

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3.9 Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender, Qualified Counterparty or Cash Management Bank pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Loan Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

3.10 Reduction of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that one Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

3.11 Prohibited Transfers. Except as expressly permitted by the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, sell, lease or convey all or any part of the Mortgaged Property.

3.12 Regulation H. If the Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, Mortgagor has provided Mortgagee with (A) a policy of flood insurance that (1) covers the Mortgaged Property, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by this Mortgage that is reasonably allocable to the Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness and (B) confirmation that the Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

SECTION 4. DEFAULT AND FORECLOSURE

4.1 Remedies. If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee’s election, subject to compliance with applicable substantive and procedural law of the state in which the Mortgaged Property is located, exercise any or all of the following rights, remedies and recourses: (a) declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable

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under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (f) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

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4.4 Release of and Resort to Collateral. Mortgagee may, in accordance with Section 11.14 of the Credit Agreement, release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect, subject to the terms of the Credit Agreement.

4.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment and (b) any right to a marshalling of assets or a sale in inverse order of alienation. Borrower waives the statutory right of redemption and equity of redemption.

4.6 Discontinuance of Proceedings. If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Lenders thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

4.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in accordance with the Credit Agreement.

4.8 Occupancy after Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9 Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise under this Mortgage shall bear interest from the date that such

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sum is advanced or expense incurred if not repaid within five (5) days after demand therefor, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof, by litigation or otherwise.

4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Loan Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor).

5.2 Perfection upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Liens permitted by Section 8.3 of the Credit Agreement and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without

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limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

SECTION 6. SECURITY AGREEMENT

6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject to the Liens permitted by Section 8.3 of the Credit Agreement, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

6.2 Financing Statements. Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth on Schedule 4 of the Guarantee and Collateral Agreement.

6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

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SECTION 7. ATTORNEY-IN-FACT

Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Fixtures, Property Agreements, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. MORTGAGEE AS AGENT

Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, Qualified Counterparties and Cash Management Banks. Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Required Lenders, or (b) after the termination of all Commitments and the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) under the Credit Agreement and the other Loan Documents (Required Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section, each Qualified Counterparty and Cash Management Bank, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Qualified Counterparty and Cash Management Bank that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Lenders, Qualified Counterparties and Cash Management Banks in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage; removal of Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Mortgage; and appointment of a successor Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Administrative Agent under the terms of

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the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee under this Mortgage shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

SECTION 9. TERMINATION AND RELEASE.

This Mortgage and the Liens and security interests created by this Mortgage shall be released in accordance with the terms of Section 11.14 of the Credit Agreement.

SECTION 10. LOCAL LAW PROVISIONS

[to be provided, if any, by local counsel or title company]

SECTION 11. [MULTI-SITE REAL ESTATE TRANSACTIONS.

Mortgagor acknowledges that this Mortgage is one of a number of Mortgages and other security documents (“Other Mortgages”) that secure the Obligations. Mortgagor agrees that, subject to the terms of Section 9 hereof, the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Mortgagee of any security for or guarantees of the Obligations, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or any collateral security therefor including the Other Mortgages. Subject to the terms of Section 9 hereof, the lien of this Mortgage shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations or of any of the collateral security therefor, including the Other Mortgages or any guarantee thereof, and, to the fullest extent permitted by applicable law, Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights and remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages or any of Mortgagee’s rights and remedies thereunder. To the fullest extent permitted by applicable law, Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any right of subrogation.]

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SECTION	12. [LEASE PROTECTIONS

12.1 Subject Lease. Mortgagor represents, warrants and agrees as follows:

(a)	Mortgagor has delivered to Mortgagee a true, correct and complete copy of the Subject Lease, including all amendments and modifications, existing as of the date hereof.

(b)	Mortgagor has not executed or entered into any modifications or amendments of the Lease, either orally or in writing, other than written amendments that have been disclosed to Mortgagee in writing. Except as expressly permitted under the Loan Agreement, Mortgagor shall not enter into any new leases of all or any portion of the Mortgaged Property or any modifications or amendments of the Lease except with Mortgagee’s prior written consent which consent shall not be unreasonably withheld or delayed.

(c)	No default now exists under the Lease. No event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or would entitle Mortgagor or any other party under the Lease to cancel the same or otherwise avoid its obligations.

(d)	Except for this Mortgage or other assignments in favor of Mortgagee, Mortgagor has not executed any assignment or pledge of the Lease or of Mortgagor’s right, title and interest in the same.

(e)	This Mortgage conforms and complies with the Lease, does not constitute a violation or default under the Lease, and is and shall at all times constitute a valid lien (subject only to matters permitted by this Mortgage) on Mortgagor’s interests in the Lease.

(f)	Mortgagor shall pay, when due and payable, the rentals, additional rentals, and other charges required by, and payable under, the Lease in accordance with the Lease.

(g)	Mortgagor shall perform and observe all terms, covenants, and conditions that Mortgagor must perform and observe as lessee under the Lease, and do everything necessary to preserve and to keep unimpaired Mortgagor’s rights under the Lease. Mortgagor shall provide all insurance required by the Lease. All such insurance shall comply with this Mortgage. Mortgagor shall enforce the Lessor’s obligations under the Lease so that Mortgagor may enjoy all its rights as lessee under the Lease. Mortgagor shall furnish to Mortgagee all information that Mortgagee may reasonably request from time to time concerning Mortgagor’s compliance with the Lease.

(h)

Mortgagor shall promptly deliver to Mortgagee a copy of any notice of default or termination that it receives from the Lessor. Mortgagor shall promptly notify Mortgagee of any request that either party to the Lease makes for arbitration pursuant to the Lease

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and the guidelines of the institution of any such arbitration. Mortgagor shall promptly deliver to Mortgagee a copy of the arbitrators’ determination in each such arbitration. Mortgagee may participate in any such arbitration in such manner as Mortgagee shall determine appropriate, including following an Event of Default and during the continuance thereof, to the exclusion of Mortgagor if so determined by Mortgagee in its reasonable discretion.

(i)	Mortgagor shall not, without Mortgagee’s consent, consent or refuse to consent to any action that the Lessor or any third party takes or desires to take pursuant to the terms and provisions of such Lease if such action has a material adverse effect on the Lease or Mortgagor’s rights thereunder.

(j)	Mortgagor’s obligations under this Mortgage are independent of and in addition to Mortgagor’s obligations under the Lease. Nothing in this Mortgage shall be construed to require Mortgagor or Mortgagee to take or omit to take any action that would cause a default under the Lease.

12.2 Treatment of Lease in Bankruptcy.

(a)	If the Lessor rejects or disaffirms, or seeks or purports to reject or disaffirm, the Subject Lease pursuant to any Bankruptcy Law, then Mortgagor shall not exercise the 365(h) Election except as otherwise provided in this paragraph. To the extent permitted by law, Mortgagor shall not suffer or permit the termination of any Lease by exercise of the 365(h) Election or otherwise without Mortgagee’s consent. Mortgagor acknowledges that because the Subject Lease is a primary element of Mortgagee’s security for the Obligations secured hereunder, it is not anticipated that Mortgagee would consent to termination of the Subject Lease. If Mortgagor makes any 365(h) Election in violation of this Mortgage, then such 365(h) Election shall be void and of no force or effect.

(b)	Mortgagor hereby assigns to Mortgagee the 365(h) Election with respect to the Subject Lease until the Obligations secured hereunder have been satisfied in full. Mortgagor acknowledges and agrees that the foregoing assignment of the 365(h) Election and related rights is one of the rights that Mortgagee may use at any time to protect and preserve Mortgagee’s other rights and interests under this Mortgage. Mortgagor further acknowledges that exercise of the 365(h) Election in favor of terminating the Subject Lease would constitute waste prohibited by this Mortgage. Mortgagor acknowledges and agrees that the 365(h) Election is in the nature of a remedy available to Mortgagor under the Subject Lease, and is not a property interest that Mortgagor can separate from the Subject Lease as to which it arises. Therefore, Mortgagor agrees and acknowledges that exercise of the 365(h) Election in favor of preserving the right to possession under the Subject Lease shall not be deemed to constitute Mortgagee’s taking or sale of the Land (or any element thereof) and shall not entitle Mortgagor to any credit against the Obligations secured hereunder or otherwise impair Mortgagee’s remedies.

(c)	Mortgagor acknowledges that if the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under the Subject Lease, then Mortgagor’s resulting occupancy rights, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Mortgaged Property and shall be subject to the lien of this Mortgage.

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12.3 Rejection of Lease by Lessor. If the Lessor rejects or disaffirms the Subject Lease or purports or seeks to disaffirm such Subject Lease pursuant to any Bankruptcy Law, then:

(a)	Mortgagor shall remain in possession of the Land demised under the Subject Lease and shall perform all acts necessary for Mortgagor to remain in such possession for the unexpired term of such Subject Lease (including all renewals), whether the then existing terms and provisions of such Subject Lease require such acts or otherwise; and

(b)	All the terms and provisions of this Mortgage and the lien created by this Mortgage shall remain in full force and effect and shall extend automatically to all of Mortgagor’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Land.

12.4 Assignment of Claims to Mortgagee. Mortgagor, immediately upon learning that the Lessor has failed to perform the terms and provisions under the Subject Lease (including by reason of a rejection or disaffirmance or purported rejection or disaffirmance of such Subject Lease pursuant to any Bankruptcy Law), shall notify Mortgagee of any such failure to perform. Mortgagor unconditionally assigns, transfers, and sets over to Mortgagee any and all Lease Damage Claims. This assignment constitutes a present, irrevocable, and unconditional assignment of the Lease Damage Claims, and shall continue in effect until the Obligations secured hereunder have been satisfied in full.

12.5 Offset by Mortgagor. If pursuant to Section 365(h)(2) of the Bankruptcy Code or any other similar Bankruptcy Law, Mortgagor seeks to offset against any rent under the Subject Lease the amount of any Lease Damage Claim, then Mortgagor shall notify Mortgagee of its intent to do so at least 20 days before effecting such offset. Such notice shall set forth the amounts proposed to be so offset and the basis for such offset. If Mortgagee reasonably objects to all or any part of such offset, then Mortgagor shall not effect any offset of the amounts to which Mortgagee reasonably objects. If Mortgagee approves such offset, then Mortgagor may effect such offset as set forth in Mortgagor’s notice. Neither Mortgagee’s failure to object, nor any objection or other communication between Mortgagee and Mortgagor that relates to such offset, shall constitute Mortgagee’s approval of any such offset. Mortgagor shall indemnify Mortgagee against any offset against the rent reserved in any Lease.

12.6 Mortgagor’s Acquisition of Interest in Leased Parcel. If Mortgagor acquires the fee or any other interest in any Land or Improvements originally subject to the Lease, then, such acquired interest shall immediately become subject to the lien of this Mortgage as fully and completely, and with the same effect, as if Mortgagor now owned it and as if this Mortgage specifically described it, without need for the delivery and/or recording of a supplement to this Mortgage or any other instrument. In the event of any such acquisition, the fee and leasehold interests in such Land or Improvements, unless Mortgagee elects otherwise in writing, remain separate and distinct and shall not merge, notwithstanding any principle of law to the contrary.

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12.7 New Lease Issued to Mortgagee. If the Lease is for any reason whatsoever terminated before the expiration of its term and, pursuant to any provision of the Lease, Mortgagee or its designee shall acquire from Lessor a new lease of the relevant leased premises, then Mortgagor shall have no right, title or interest in or to such new lease or the estate created thereby.]

SECTION 13. MISCELLANEOUS

13.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with the notice provisions of the Credit Agreement. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in full of the Obligations, or upon prepayment of a portion of the Indebtedness equal to the Net Cash Proceeds from any Asset Sale for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor or, at the request of Mortgagor, assign this Mortgage without recourse. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

13.2 Governing Law. THIS MORTGAGE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS MORTGAGE (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

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13.3 Time of Essence. Time is of the essence of this Mortgage.

13.4 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.5 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

13.6 No Waiver. Any failure by Mortgagee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

13.7 Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Mortgagee shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Mortgagee.

13.8 Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

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13.9 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the indebtedness secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

13.10 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

13.11 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated offshore or in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

[AIRCELL ENTITY]

By:
Name:
Title:

[APPROPRIATE NOTARY BLOCK]

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EXHIBIT A TO

MORTGAGE

Legal Description of Premises:

[See attached]

A-1

[EXHIBIT B TO

MORTGAGE

B-1